As filed with the Securities and Exchange Commission on  June 28, 2012         Registration No. 333-171132

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AMERI METRO, INC.

(Exact name of registrant as specified in its charter)

Delaware	485112	27-2672330
State or other jurisdiction	Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification Number)

3501 Concord Road, Suite 100

York, Pennsylvania 17402

Tel: 717-701 7726

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Shah Mathias

3501 Concord Road, Suite 100

York, Pennsylvania 17402

Tel: 717-757-0700 Fax: 717–757-1036

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copy to

Cassidy & Associates

215 Apolena Avenue

Newport Beach, California 92662

202-387-5400 949-673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filed ☐
Non-accelerated filed ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Unit	Offering Price	Fee

Common Stock held by Selling Shareholders	3,849,487 shares	Unknown (1)	Unknown(1)	$385 (2)(3)

(1)	The shares are being sold by the holders hereof in individually and separately negotiated transactions the price of which is not now know.
(2)	There is no current market for the securities and the par value of such shares is $.0001 which is used for the purpose of computing the amount of the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.
(4)	$713 previously paid by electronic transfer.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated ______, 2012

AMERI METRO, INC.

3,849,487 shares of Common Stock to be sold by the holders of such stock

This prospectus relates to 3,849,487 shares of common stock of Ameri Metro, Inc. ("Ameri Metro" or the “Company”), a Delaware company (the “Company”), $.0001 par value per share, to be sold by the holders of such stock (the "selling shareholders"). The selling shareholders' shares offered by this Prospectus may be sold from time to time by the selling shareholders at individually negotiated prices, in one or more transactions that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale of such. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with such sales.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.

The Company may qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act which became law in April, 2012. See "The Company: The Jumpstart Our Business Startups Act" contained herein.

No underwriting arrangements have been entered into by any of the selling shareholders. The selling shareholders and any intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered and any profits realized or commissions received may be deemed underwriting compensation.

Proceeds to Selling
	Assumed		Shareholders before
	Price to Public	Commissions	expenses and commissions

Per Share	To be negotiated	Not applicable	To be determined
Total offering	To be negotiated	Not applicable	To be determined

The Company will not receive any of the proceeds from the sale of shares by the selling shareholders. All costs incurred in the registration of the selling shareholders shares being offered by the selling shareholders are being borne by the Company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

Ameri Metro, Inc.

3501 Concord Road, Suite 100

York, Pennsylvania 17402

Tel: 717-701 7726

Prospectus dated __________________, 2012

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Prospectus Summary	4
Risk Factors	7
Forward-Looking Statement	12
Use of Proceeds
Determination of Offering Price
Dividend Policy	12
Dilution	12
Selling Shareholders	12
Plan of Distribution	14
Description of Securities	14
Plan of Operation	16
The Business	17
The Company	18
Management's Discussion and Analysis of Financial Condition and Results of Operations	24
Management	26
Executive Compensation	29
Security Ownership of Certain Beneficial Owners and Management	30
Certain Relationships and Related Transactions	30
Shares Eligible for Future Sales	30
Interest of Named Experts and Counsel	31
Experts	31
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	31
Financial Statements

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

History

The Company was incorporated in the State of Delaware in September 2011 and was formerly known as Yellowwood Acquisition Corporation. In June 2012, Ameri Metro, Inc. (Ameri Metro 2010), a Delaware corporation, merged with Yellowwood Acquisition Corporation. As part of the merger, Yellowwood Acquisition Corporation, the surviving entity, changed its name to Ameri Metro, Inc. and changed its fiscal year end to July 31. Yellowwood has an authorized capitalization of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred.

Prior to the Merger, Yellowwood had no ongoing business or operations and was established for the purpose of completing mergers and acquisitions with a target company, such as Ameri Metro (2010). As a result of filing a Form 10 pursuant to the Securities Exchange Act of 1934, Yellowwood Acquisition Corporation is a reporting company with the Securities and Exchange Commission. The merger was effectuated as a statutory merger, and a certificate of merger was filed in the State of Delaware effecting the transaction. Hereinafter the term the "Company" or "Ameri Metro" refers to the entity existing as a result of the merger of Ameri Metro (2010) with Yellowwood, unless otherwise noted.

The Company

The Company is a developmental-stage company focused on the development of efficient transportation systems, primarily high-speed rail networks for passenger and freight and the ancillary transportation projects related to such high speed rail systems. The Company is also engaged in development of other transportation projects, specifically the development of a toll road in the State of Alabama. The Company anticipates that it will, directly or through subsidiaries, develop plans, and then coordinate and supervise the financing, construction and development of such transportation projects by bringing together the resources, plans, financing, approvals and technology needed to implement such transportation systems.

The original Ameri Metro, Inc. prior to the merger (Ameri Metro 2010) was incorporated on April 13, 2010 in Delaware. with an authorized capital of 1,500 shares of common stock. On April 30, 2010, Ameri Metro (2010) amended its certificate of incorporation to authorize 100,000,000 shares of common stock with a par value of $.0001 per share and 20,000,000 shares of preferred stock with a par value of $.0001 per share. As a consequence of the merger, the Company has an authorized capitalization of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock.

The Company has no revenue producing operations to date. The Company intends to develop numerous projects as opportunities are presented primarily in the transportation or transportation-related fields. The Company believes that the need, demand and usage of alternative transportation such as high speed rail are increasingly important as the United States adopts policies to attempt to reduce its dependency on fossil fuels, particularly the automobile. The Company intends to develop and prepare the designs and concepts for feasible and profitable regional high-speed rail projects utilizing existing and new railbeds, stations, and equipment. The Company will prepare the complete project package including appraisals and estimates and will obtain contracts for the development of the railbeds and purchase of the equipment. The Company will present the complete project, working as project supervisor and coordinator, to municipalities and regional government agencies. In addition to high speed rail projects, the Company will also develop other selected transportation-related projects that promote efficient and improved transportation structures or plans.

Funding for individual projects of the Company will occur from bond offerings organized through various non-profit entities and organizations sponsored or affiliated with municipal and government agencies. Certain of these non-profit entities or organizations may themselves be affiliated with, or related to, the Company and assist, or work in conjunction with, the Company in securing contracts and funds to develop projects.

On December 1, 2010, the Company formed its wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. (GTI). in the state of Delaware with an authorized capital of 100,000,000 shares of common stock with a par value of $.0001 and 20,000,000 shares of preferred stock with a par value of $.0001. GTI was formed to provide development and construction services for the Alabama highway project including securing financing for the design, planning, engineering and related costs for its construction and to engage in the construction of high-speed rail for passenger and freight transportation and related transportation projects for the Company.

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The Business

Through its subsidiary, GTI, the Company is also involved in the development of a new toll road in the State of Alabama. The Company acquired from Penndel Land Company (a company solely owned by the president of the Ameri Metro) the contract rights to a construction agreement with the Alabama Toll Facilities, Inc. ("ATFI", a non-profit company designated by the State of Alabama to act as the project developer for such a toll road and on which the president of Ameri Metro serves as one of its four directors). As such the Company has the development rights for such toll road. The Company will need to secure the financing for the design, planning, engineering and related costs for the construction of the toll road. As the Company is able to secure such financing, ATFI will effect a bond offering to purchase the land on which the toll road is to be located.

The Company believes that the United States suffers from an overburdened transportation infrastructure and that a fundamental overhaul of the national transportation structure is needed. The Company anticipates that it will be able to assist in this “fundamental overhaul” by providing both the hands-on expertise and investment resources to establish an intermodal grid comprised of transportation and support services extending to urban and outlying areas alike. The Company will largely focus on projects related to high speed rail, but will also concentrate its efforts on other transportation projects that improve transportation infrastructure.

The Company intends to prepare a feasibility study and locate contractors and manufacturers that would complete the work and will provide cost estimates. Because high-speed rail travel is already in-place in much of Europe and Asia, the Company anticipates working with European companies to furnish the high-speed equipment, such as locomotives and passenger cars.

The Company will put the proposed contracts together with the supporting feasibility study, appraisals, cost/benefit analysis, TEMS study, transportation history and other data to create a complete regional project proposal. The Company will then present such project proposals to the municipalities (state or local) as a complete and finished project. The Company anticipates that upon approval, the local municipality will effectuate a bond offering for the funding of the high-speed rail project.

The Company intends that the projects will be financed by bonds or indentures offered by sponsored or affiliated non-profit organizations of the applicable local or municipal government or agency. Such non-profit entities may also be affiliates or companies related to the Company.

Risks and Uncertainties facing the Company

As a development stage company, the Company has no operating history and has continuously experienced losses since its inception. The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern. That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans. As a development stage company, management of the Company has no prior experience in building and selling projects similar to that planned by the Company and in marketing and distributing such projects on a broad scale.

One of the biggest challenges facing the Company is the ability to raise adequate capital to develop and execute project opportunities in the transportation sector.

Due to financial constraints, the Company has to date conducted limited operations. If the Company were unable to develop strong and reliable sources of funding for project opportunities, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan. Moreover, the above assumes that the Company’s efforts are met with customer satisfaction in the marketplace and exhibit steady adoption of its solutions amongst the potential base of customers, neither of which are currently known or guaranteed.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board. If not successful, the Company will apply for listing of its securities on the OTC Pink Markets. There is no assurance that the Company will be able to qualify for quotation on the OTC Bulletin Board .

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The Offering

Fifty-one shareholders of the Company are offering up to 3,849,487 shares of common stock held by them ("the Shares"). These Shares are offered at a sales price of $by the selling shares from time to time at privately negotiated prices, in one or more transaction that may take place on the over-the-counter market including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with such sales.

Common stock outstanding before the offering	14,167,431

Common stock offered by the selling shareholders	3,849,487

Offering Price	To be negotiated by selling shareholder

Proceeds to the Company	Ameri Metro will not receive any proceeds from the sale of the shares by selling shareholders

In the future, following the completion of this offering, the Company will most likely need to raise capital for the projects which it anticipates to develop. The Company anticipates that it may raise such capital by an offering of its shares of common stock. If the Company does effect an equity offerings of its securities and if the shares offered in those offerings are less than paid by the investors in this offering for their Shares, then investors in this offering will suffer a dilution in the value of their shares. Furthermore the issuance of such additional may impact the ability of the investors to sell their Shares once such shares are eligible for sale. The Company cannot anticipate that it will be able to effect such offerings of its securities and then failure of it to do so may severely impact its available capital to develop any transportation systems or further its business plan.

Summary Financial Information

The statements of operations data and the balance sheet data for the year ended July 31, 2011 and the period ended April 30, 2012 are extracted from the financial statements included elsewhere in this prospectus.

The following summary financial data should be read in conjunction with additional discussions of the financial status and the Financial Statements and Notes thereto included elsewhere in this prospectus. The following information is derived from the audited financial statements.

Balance Sheet

	For the	Period from April 13,
	Nine months ended	2010 (Inception) to
	April 30, 2012	April 30, 2012
Statement of operations data
Revenue	$34,238	$38,811
Total operating expenses	95,937	293,993
Loss from operations	(61,699)	(255,182)
Total other income (expense)	292,684	(862,970)
Net (loss) income	$230,985	(1,118,152)
Weighted average number of shares outstanding, weighted and diluted	11,695,431	10,164,348

	As of	As of
	April 30, 2012	July 31, 2011
Balance sheet data
Total current assets	$3,353	$1,907

Other assets	4,379,324	4,085,320
Total assets	4,383,557	4,087,227
Total liabilities	158,457	158,457

Additional paid in capital	5,388,993	5,276,794
Deficit accumulated during the development stage	(1,118,152)	(1,349,137)

Total stockholders’ equity	4,225,100	3,928,770

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RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer. In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company's independent auditors have issued a report questioning the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements for the period ended July 31, 2011 includes a paragraph that explains that the Company has experienced recurring losses and has an accumulated deficit during the development stage of $1,349,137. These matters raise substantial doubt regarding the Company's ability to continue as a going concern without the influx of capital through the sale of its securities or through development of its operations.

The Company is a development-stage company and has little experience in its proposed area of operations.

The Company is a development-stage company and as such has little experience in its intended area of operations. Such lack of experience may result in the Company experiencing difficulty in adequately designing or building any project, thereby causing the project to function improperly or provide inadequate utility for which it is intended. If the Company’s projects consistently function improperly or perform below expectations, the Company will likely be unable to market and sell many of its projects. In addition, the Company’s lack of experience may result in difficultly in actually developing and effecting transportation hi-speed rail systems or developing the Alabama toll road. The Company intends to build strong relationships with partners, such as distributors and retailers, who can help market and deliver the Company’s projects.

Management has no experience in the development of either railway or highway transportation systems and such inexperience may create unexpected or unanticipated problems and/or losses for the Company.

Management has no prior experience in the development of highway or railway transportation systems, including obtaining the necessary designs, plans, permits, development teams and capital. Such inexperience may lead to the unexpected or unanticipated problems or missteps that could cause the Company losses or delays. Management is in the process of building a team of advisors and experts to assist it in all the stages of the development of such transportation systems but there can be no assurance that those experts are sufficiently experienced to guide the Company to economic success.

The Company has no operations and its business plan lays out the conceptual operations of the Company which have not yet been implemented and face significant obstacles.

The Company has a business plan which sets out its conceptual design to plan and develop regional high-speed passenger, freight railroad systems or other transportation developments. However, the Company has not implemented any of the steps required to implement such a plan or plans. The need to raise or obtain capital for the implementation of its business plan, the Company will face significant other obstacles in planning and effecting regional high-speed railroads. The Company has no contracts or other arrangements or understandings with any municipality or area for such a railroad project nor does it have any contracts with suppliers, developers, designers or others that will be needed to assist the Company to develop a working project plan. As the Company develops its plan for a regional high-speed railroad, it may be required to obtain governmental and environmental approvals and possibly be subject to approval by local or state voting propositions, referendums or state legislatures. In addition, the Company may not be able to obtain the land on which such railroads are proposed and may have to seek government condemnation of such land, which may not be possible. These and other unforeseen obstacles may present significant obstacles to the ability of the Company to implement its business plan.

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No assurance of commercial feasibility.

Even if the Company’s plans and projects are successfully initiated, there can be no assurance that such plans and projects will have any commercial success or advantage. Also, there is no assurance that the Company’s initiatives will perform as intended in the marketplace.

The Company is a development-stage company with no operating history of its own and as such any prospective investor cannot assess the Company’s profitability or performance.

Because the Company is a development-stage company with no operating history, it is impossible for an investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan. The Company has limited financial results upon which an investor may judge its potential. As a company emerging from the development-stage, the Company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business. An investor will be required to make an investment decision based solely on the Company management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the Company’s industry.

The Company has no revenues to date.

The Company has generated no revenues to date. Most of the time of the Company’s management, and most of the Company’s limited resources have been spent in developing its initial plans, researching additional projects, contacting potential partners, exploring marketing contacts, establishing manufacturing sources, preparing our business plan and model, selecting professional advisors and consultants and seeking capital for the Company.

The Company will require additional capital in order to execute its business plan and expects to incur additional expenses and may ultimately never be profitable.

As of July 31, 2011, the Company had an accumulated net loss of $1,349,137. The Company will require additional capital in order to execute its current business plan, and as a result, the Company may not be able to successfully implement its business model. The Company estimates it will likely require approximately at least $1,000,000 to begin its initial development of basic sales and marketing. If the Company is not able to raise funds through an offering of its securities, then the Company will need to begin generating revenue to achieve and maintain profitability. To become profitable, the Company must successfully commercialize its projects, a process that involves many factors that are beyond the Company’s control, including the type of competition that the Company may encounter. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may never actually generate revenues or become profitable.

The Company is a development stage company and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified directors.

The Company is a development stage company, with a finance and accounting organization that has been geared toward its operations as a small privately owned company. However, the rigorous demands of being a public reporting company will require a larger finance and accounting group. As a public company, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934. The requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time-consuming or costly and may place significant strain on the Company's personnel, systems and resources.

The Securities Exchange Act requires, among other things, that the Company maintain effective disclosure controls and procedures and internal control over financial reporting. In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the Company's business, financial condition and results of operations.

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These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company’s founder beneficially owns and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over shareholder and corporate actions.

Mr. Shah Mathias, the founder and chief executive officer of the Company, is currently the beneficial owner of approximately 78% of the Company’s outstanding common stock, and assuming sale of all the Shares, will own 76% of the Company's then outstanding common stock upon closing of the offering. As such, he will be able to exert significant influence and potential control over matters requiring approval by shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent shareholders from realizing a premium over the market price for their Shares.

The Company depends on its CEO to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled managerial, sales and marketing personnel. In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its CEO and founder, Shah Mathias, to provide the necessary experience and background to execute the Company's business plan. The loss of his services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, particularly in its ability to develop a successful strategy to conceptualize, market and develop projects, and as such, would negatively impact the Company's possible development.

The time devoted by Company management may not be full-time.

It is anticipated that key officers will devote themselves full-time to the business of the Company. However, certain officers will devote only such time as is necessary (which may be less than full-time) to fulfill his or her respective duties as an officer of the Company.

The Company may have conflicts of interest and have engaged in transactions with its officers and directors and have entered into agreements or arrangements that were not negotiated at arms’-length.

The Company has engaged, and may in the future engage, in transactions with its officers, directors and principal shareholders, or persons or entities affiliated with any of these persons. These transactions may not have been on terms as favorable to the Company as could have been obtained from non-affiliated persons. While an effort has been made and will continue to be made to obtain services from affiliated persons at rates as favorable as would be charged by others, there will always be an inherent conflict of interest between the interests of our Company and those of the officers, directors, principal shareholders, and affiliates. Shah Mathias, the president of the Company, has an ownership interest in many of the companies with which the Company is proposing to utilize for certain of the development and management functions of the transportation systems. Mr. Mathias may economically benefit from the use of these companies.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will rely heavily on third parties to help plan, secure and execute transportation projects. Unless the Company can develop its own brand equity and consumer awareness, the Company will be substantially dependent on these third parties.

Municipalities, government agencies and other non-profit boards or groups may be unable to develop bond offerings that are sufficient to fund the high-speed rail project plans or other projects presented by the Company to such municipalities, agencies or groups.

If the Company is able to complete one or more regional high-speed rail project plans or other transportation projects and present such plans or projects to the respective regional government agency or agencies, or non-profit board or group, whether state(s), local or regional, there is no assurance that such agency will adopt the plan or if adopted whether it will be able to have effected a bond issuance sufficient to raise funds to implement the project plan. However, the Company believes that the use of its development structure (in conjunction with its related parties and affiliated non-profit corporation) can assist these various agencies in more successfully raising funds to implement projects.

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The development of high speed rail and other innovative transportation projects is uncertain and the profitability of such projects remains unclear.

The Company believes that it is a relative pioneer in developing the next generation of rail transportation and innovative transportation in the United States, e.g. high speed rail. As such, there are few, if any, examples of developed high-speed rail or other projects that can be used either as developmental models or commercial viability models. For example, although high-speed rail projects may be successful in other countries, there is no assurance that such method of transportation will be successful in the United States which historically maintains an automobile-centered transportation system.

Government regulation could negatively impact the business.

The Company’s projects may be subject to government regulation in the jurisdictions in which they operate. Due to the potential wide geographic scope of the Company’s operations, the Company could be subject to regulation by political and regulatory entities throughout the world. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s sales could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its products or industry.

For example, as rail tracks will cross many differing municipal and state jurisdictions, the Company will be faced with myriad regulations from these jurisdictions as well as the federal government. The Company will need to comply with all government regulations which the Company expects will relate to items such as local zoning codes, noise regulations, track and crossing construction, maintenance and safety, environmental impact on construction and usage, rights-of-way and other matters. A failure to know the applicable regulations or to successfully abide by such regulations, could negatively impact the Company with potential fines, stoppages or other remedies.

As the Company is introducing a novel concept and innovative plan to the marketplace, the Company is unaware of any specific government regulation that could negatively affect its business. However, because this industry niche is new and because there is a component of risk of loss to persons and property, the Company believes that there may ultimately be regulation affecting its projects on both a state and federal level. It is impossible to predict what such regulation would encompass, but any regulation would most likely be at least include additional reporting requirements, potential project specifications or requirements and possibly even regulation of additional aspects of the industry.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. However, the Company does not know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

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The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $5.00 per Share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per Share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s projects. The Company has conducted only limited marketing reviews, which indicate that its projects would potentially be marketable. However, no assurances can be given that upon marketing, sufficient markets can be developed to sustain the Company's operations on a continued basis.

The Company may be subject to increasing environmental and regulatory restrictions and developments, which may result in increased costs, lower revenue and/or difficulty in conducting our business.

Current, or future, environmental regulations may affect the availability or cost of goods and services, such as natural resources, which are necessary to operate the Company’s business. Any violation of these laws could adversely affect the Company and its business. The Company’s operations may necessitate the use and handling of hazardous materials and, as a result, they may be subject to various federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment, including (without limitation) those regulations governing discharges to air and water, handling and disposal practices for solid and hazardous wastes, the cleanup of contaminated sites and the maintenance of a safe work place. These laws impose penalties, fines and other sanctions for noncompliance and liability for response costs, property damages and personal injury resulting from past and current spills, disposals or other releases of, or exposure to, hazardous materials. The Company could incur substantial costs as a result of noncompliance with or liability for cleanup or other costs or damages under these laws. The Company may become subject to more stringent environmental laws in the future. If more stringent environmental laws are enacted in the future, these laws could have a material adverse effect on the business, financial condition and results of operations of the Company.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 20,000,000 shares of $0.0001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company. To date 450,000 shares of preferred stock have been issued to date.

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It is difficult to predict the Company’s financial performance, which may fluctuate widely.

The Company has not yet generated revenues and may never do so. If the Company does generate revenues, its quarterly results of operations are likely to vary significantly. A number of factors are likely to cause these variations, some of which are outside of the Company’s control. Some of these factors include (without limitation):

·	the acceptance by the transportation and infrastructure industry of the solutions that the Company offers;
·	the amount and timing of capital expenditures and other costs relating to the expansion of the Company;
·	the introduction of competing projects and solutions;
·	price competition or changes in the industry; and
·	technical difficulties or economic conditions specific to the Company or its business.

FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results. The forward-looking statements are subject to a number of risks, uncertainties and assumptions. The Company operates in a very competitive and environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can it assess the impact of all factors on its anticipated business or the extent to which any factor may cuase results to differ from those contained in any forward-looking statement.

An investment should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. The Company is not under a duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is already issued and outstanding. The Company will not be issuing any additional shares of common stock as part of this offering nor will the Company be receiving any funds from the sale of any shares. The sale of the shares will not result in any diminution or increase in net tangible book value to the Company and consequently there will be no dilution to investors or shareholders.

If the Company effects an offering of its equity securities, purchasers of the Shares may experience immediate dilution in the value of their shares of common stock if the price paid for such Shares is more than the price paid for shares offered by the Company. Dilution represents the difference between the initial public offering price per share paid by purchasers and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities less intangible assets), divided by the number of shares of common stock outstanding.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by 77 holders thereof 3,849,487 shares of common stock held by such shareholders.

The Company will not receive any proceeds from the sale of the Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Shares. The selling shareholders may from time to time offer their Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Shares for whom they may act as agents. The selling shareholders and any agents, dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" under the Securities Act and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

All the Shares registered hereby will become tradeable on the effective date of the registration statement of which this prospectus is a part.

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The following table sets forth ownership of the shares held by each person who is a selling shareholder.

	Owned Before the Offering		Offered Herein	After the Offering (2)
				Shares
	Number	Percentage	Number	Percentage
Name and Address	of Shares	Of Class (1)	of Shares	Owned (2)	Of Class (1)
Shah Mathias (3)	11,464,348	80.9%	1,146,434	10,317,914	72.8%
Chief Executive Officer
Director
Shahjahan C. Mathias	100,000	*	100,000	0		*
Vice President
Director
James Becker	100,000	*	100,000	0		*
President
Director
Steve Trout	100,000	*	100,000	0		*
Secretary/Treasurer
Director
Naresh Mirchandani	100,000	*	100,000	0		*
Director
Nick Donald Williams	100,000	*	100,000	0		*
Director
Shuhal Matthias	100,000	*	100,000	0		*
Director

Tracey Bachman	5,000	*	5,000	0		*
Robert Berry	1,000	*	1,000	0		*
Sanjay Bhanu	1,000	*	1,000	0		*
Jessica Blanc	10,000	*	10,000	0		*
Robert Brannan	15,000	*	10,000	0		*
Carter L. Clews	10,000	*	10,000	0		*
Vernon L. Dietz III	10,000	*	10,000	0		*
Peter Draper	250	*	250	0		*

Tammy Eichelberger	10,000	*	10,000	0		*
David Eilenberger	5,000	*	5,000	0		*
Daniel A. Epps	20,000	*	20,000	0		*
Mary Katherine Epps	10,000	*	10,000	0		*
Amanda Flontek	2,000	*	2,000	0		*
Arnold Forbes	2,000	*	2,000	0		*
Belinda T. France	35,000	*	35,000	0		*
Global Reit Investment Ltd (4)	67,083	*	67,083	0		*

Joseph Hackett	167	*	167	0		*
Bobby J Hershey	2,000	*	2,000	0		*
Robert W. Holmes Jr.	1,000	*	1,000	0		*

HSR Technologies Inc (4)	350,000	2.5%	350,000	0		*
Jewel Real Estate Ltd. Partnership (2)	120,000	*	0	120,000		*
Joel Keener	10,000	*	10,000	0		*
John S. Lilly Jr.	2,500	*	2,500	0		*
Jimmy Kingsborough	26,000	*	26,000	0		*
Johnny Majors	2,000	*	2,000	0		*
David B. Martin	5,000	*	5,000	0		*

Debra Ann Mathias	10,000	*	10,000	0		*
Mehwish Matthias	10,000	*	10,000	0		*
Uroosh Matthias	10,000	*	10,000	0		*

Joe Mathias	10,000	*	10,000	0		*
Khurram Mathias	10,000	*	10,000	0		*
Sarah Mathias	77,083	*	77,083	0		*

Alexis Mattey	5,000	*	5,000	0		*
MB Americus LLC (5)	250,000	2%	250,000	0		*
Joshua R. Mirchandani	40,000	*	40,000	0		*
Nanak A. Mirchandani &
Naresh Mirchandani Jt. Tenants	40,000	*	40,000	0		*
Roger Morgenthal	20,000	*	20,000	0		*
April Moser	2,500	*	2,500	0		*

Michael T. Nispel	500	*	500	0		*
NP&G Innovation, Inc.	10,000
Rajesh A. Patel	15,500	*	15,500	0		*
Niraliben Sanjaykumar Patel	5,000	*	5,000	0		*
Penndel Land Company (2)	244,348	1%	244,348	1%
Michael M. Raphael	15,000	*	15,000	0		*
Ramesh A. Rao	10,000	*	10,000	0		*
Roberto Rivera	2,000	*	2,000	0		*

Sara Sanchez-Wilford	20,000	*	20,000	0		*
Jeffrey C. Schaeffer	15,000	*	15,000	0		*
Steven E. Schulz	1,000	*	1,000	0		*
James E. Seney	27,000	*	27,000	0		*
Viral C. Shah	3,000	*	3,000	0		*
Joseph W. Silbaugh Jr.	25,000	*	25,000	0		*
Craig Smith	10,000	*	10,000	0		*

Jerry T. Stahlman	1,000	*	1,000	0		*
Ron Stover	10,000	*	10,000	0		*
Lisa Studley	10,000	*	10,000	0		*
Cheryl A. Sundstorm
Revocable Living Trust	10,000	*	10,000	0		*
William E. Sundstrom	10,000
The Sundstorm Children Trust	10,000	*	10,000	0		*
Susan J. Sweitzer	1,000	*	1,000	0		*

Franklin Thornton Jr	1,000	*	1,000	0		*
Tiber Creek Corporation (5)	250,000	2%	250,000	0		*
Walter V Tutt	5,000	*	5,000	0		*
US Railcar Company LLC	30,000	*	30,000	0		*

Ruben Verdin	5,000	*	5,000	0		*
Steve Whitford	2,000	*	2,000	0		*
John E. Williams III	10,000	*	10,000	0		*
Christopher Zawada	2,500	*	2,500	0		*

(1) Based upon 14,167,431 shares outstanding as of the date of this prospectus.

(2) Assumes all shares offered are sold.

(3) Includes the 244,348 shares owned by Penndel Land Company and 120,000 shares owned by Jewell Real Estate Limited Partnership of which Mr. Mathias (the Chief Executive Officer and majority shareholder of the Company) may be deemed the beneficial owner.

(4) Shah Mathias is a minority shareholder in the noted selling shareholder.

(5) MB Americus LLC was a founding and majority shareholder of Yellowwood Acquisition Corporation.

(6) Tiber Creek Corporation was a founding and majority shareholder of Yellowwood Acquisition Corporation.

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PLAN OF DISTRIBUTION

The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two (2) years.

Selling Shareholders

The Shares offered by the selling shareholders will be offered at prices independently and separately negotiated by the sellers thereof until such time as the Company's stock is listed for trading on the Pink OTC Markets or quoted on the OTC Bulletin Board.

The selling shareholders may from time to time offer the Shares through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the Shares by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. Transactions occurring after the stock is quoted on the OTC Bulletin Board, if at all, will be effected at market prices prevailing at the time of sale. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares.

The Company will not receive any portion or percentage of the proceeds from the sale of the selling shareholders' Shares. Of the 450,000 Shares included in the registration statement of which this prospectus is a part, 27,083 are held by officers, directors or affiliates of the Company.

DESCRIPTION OF SECURITIES

Capitalization

Pursuant to the Company's certificate of incorporation and amendments thereto, the Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.0001, of which 14,167,431 shares were outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 20,000,000 share of preferred stock, par value $0.0001, of which 450,000 shares are outstanding as of the date of the registration statement, of which this prospectus is a part.

Common Stock

The Company is registering up to 3,849,487 shares of its common stock for sale to the public by the holders of such shares.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Articles of Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

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Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations, and restrictions on such preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights.

Admission to Quotation on the OTC Bulletin Board

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board. If not successful, the Company will apply for listing of its securities on the OTC Pink Markets. There is no assurance that the Company will be able to qualify for quotation on the OTC Bulletin Board

If and when, of which there is no assurance, the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. There is no assurance that the Company will ever meet such qualifications. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date. The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

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PLAN OF OPERATION

Business Plan

The Company anticipates that its project proposals will reflect a change in the manner in which passenger rail service will be provided. The high-speed rail plan to be presented by the Company will likely utilize existing rail rights-of-way to connect several metropolitan areas and states serving expanding populations. The major elements of the plan would include:

·	Use of existing rail rights-of-way to connect rural, small urban and major metropolitan areas;
·	Operation of a "hub-and-spoke" passenger rail system providing service to and through one or more major hubs to locations throughout the United States;

·	Introduction of modern trail equipment operating at speeds up to 110 mph;
·	Provision of multi-modal connections to improve system access;
·	Improvement in reliability and on-time performance;
·	Development or expansion of a feeder bus system linking outlying areas to railroad stations;
·	Acquiring new train equipment including trainsets including spares;
·	Track improvement, including replacement and upgrades, additional sidings, signal and communications systems, and grade-crossing improvements;

·	Construction or improvement of railroad grade crossings and passenger stations.

The following discussion outlines the steps as the Company anticipates that they will occur in regard to the adoption and implementation of a high-speed rail system by a regional or local municipality. To date, the Company has not developed any rail systems. The Company will prepare the feasibility study and locate contractors and manufacturers to complete and work and provide cost estimates. Because high-speed rail travel is already in-place in much of Europe and Asia, the Company anticipates working with European companies to furnish the high-speed equipment, such as locomotives and passenger cars. The Company believes that as high-speed rail projects develop in the United States, certain of these European and Asian companies may establish manufacturing plants in the United States.

The Company will put proposed contracts together with the supporting feasibility study, appraisals, cost/benefit analysis, TEMS study, transportation history and other data to create a complete regional project proposal. The Company will then present such project proposals to the municipalities (state or local) as a complete and finished project. The local or regional municipality will then independently analyze and discuss the Company's proposal. If accepted, the Company anticipates that, upon approval, the local municipality will effectuate a bond offering for the funding of the high-speed rail project. The Company anticipates that the projects will be financed by bonds or indentures offered by sponsored or affiliated non-profit organizations of the applicable local or municipal government or agency. Such non-profit entities may also be affiliates or companies related to the Company.

The Company anticipates that the municipalities will be favorably receptive to the proposed high-speed rail project for many reasons. Political pressure is increasing to find alternate transportation systems as the price of gas and environmental risk of drilling and using petroleum products rises. Highway maintenance is increasingly expensive as the price of materials and labor increases. Highway congestion is an increasing urban problem. The Company will present a project as a total package thereby providing the municipalities with the complete overview and relieving it of the time and costs involved in studying the proposal, seeking pricing information and projecting results. In addition, the Company believes that it may be able to effect economies of scale by purchasing new and renovating existing equipment and facilities on an integrated regional basis rather than in fractured individual areas or small municipalities.

Once a proposed high-speed rail project is accepted and a financing bond issue is effected by the municipality, the Company will act as the project manager and oversee the entire project including not only the development of the project but its continued operations as well. The Company will also serve as the main central point for coordination of and between the municipalities, contractors, and operators of the project and, once established, the rail system.

Potential Revenue

The Company has received no revenue to date. Pursuant to its business plan the Company's main source of revenue will be from its role as project developer and continuing manager for the high speed rail transportation projects that it proposes to regional and local municipalities. The Company anticipates that the local or regional municipality will effect a bond offering to finance the development of the high-speed railway system from which the Company will receive remuneration. The Company will negotiate its remuneration schedule with each municipality that determine to proceed with the Company's proposed high-speed rail project.

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THE BUSINESS

The Business: High Speed Rail and Transportation Infrastructure

The business of high speed rail and transportation infrastructure development is a complex undertaking that requires substantial resources. The Company intends to use its innovation, planning and dedication to these projects to readily conceptualize, design, develop and consummate successful transportation infrastructure projects.

The Market

The Company believes that there is a compelling need to revitalize America’s transportation infrastructure. As all levels of government are facing increasing economic crisis, the Company anticipates that such revitalization will be the result of public-private partnerships and alliances to create the basis for developing such an infrastructure. Organizations, such as the Company, are accordingly poised to play a significant role in the redevelopment and improvement of the nation’s transportation infrastructure.

The Company believes that the transportation infrastructure crisis facing America is two-fold. In the first instance, the existing infrastructure lacks modernity and has rendered the same incapable of meeting the nation’s transportation needs. In the second instance, the funding to address this problem is currently beyond the reach of the federal, state, regional, and municipal governments.

The2009 David R. Goode National Transportation Policy Conference held at the Miller Center of Public Affairs at the University of Virginia, outlined the compelling need to revitalize America’s transportation infrastructure and recommended that “Public private partnerships need to emerge from the laboratory of pilot programs to play a much larger role as a core element of America’s transport investment strategy.” Organizations, such as the Company, are accordingly poised to play a significant role in the redevelopment and improvement of the nation’s transportation infrastructure.

The same transportation conference also noted that, “Lacking a coherent vision for our transportation future and chronically short of resources, we defer new investments, fail to plan, and allow existing systems to fall into disrepair. This shortsightedness and underinvestment—at the planning level and on our nation’s roads, rails, airports and waterways—costs the country dearly. It compromises our productivity and ability to compete internationally; transportation users pay for the system’s inefficiencies in lost time, money and safety. Rural areas are cut off from economic opportunities and even urbanites suffer from inadequate public transportation options. Meanwhile, transportation-related pollution exacts a heavy toll on our environment and public health.”

Furthermore, the conference report was equally insistent on the need for private sector funding. In “Recommendation 8: Connecting the Dots,” the co-chairs wrote: “Resolving the controversy over private equity contributions to the transport system is essential to meet the nation’s pressing transportation challenges, as is recognizing the appropriate role of public-private partnerships (PPPs) in taking on those challenges.” They added, “PPPs need to emerge from the laboratory of pilot programs to play a much larger role as a core element of America’s transport investment strategy.”

To resolve this crisis will require a massive infusion of capital. The National Surface Transportation Infrastructure Financing Commission, in its 2009 report Paying Our Way estimates the total shortfall between what is required and what is available, at all levels of government, just for maintaining the current system range from $134 billion to $194 billion per year for the period 2008 to 2035. If the goal is to improve existing transportation systems, the shortfall is even larger: $189–$262 billion per year over the same time period.

The main problem is that the funds to either maintain or improve existing transportation systems are simply not available from traditional sources. Taxpayers at all levels of government are loath to support any tax increases for infrastructure projects. New transportation systems are frequently discussed at all levels of government but the public funding for implementing such plans is usually non-existent.

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Entry of the Company into the Market

The Company anticipates that it can offer a comprehensive, intermodal approach to resolving the nation’s transportation crisis. And it proposes doing so without the necessity of the government increasing taxes at any level, or in any manner. In short, the Company suggests replacing pubic financing with private funding.

The primary competitive barrier most companies face in attempting to impact the nation’s infrastructure crisis is that they approach the overall problem in disparate segments. For example, one provider proposes building railroad cars, while another proposes laying tracks. A third is interested in depots, while a fourth focuses on accommodations. None bring a comprehensive plan for full-funding to the mix. On the other hand, the Company takes an intermodal approach to providing seamless service with a scale of economy. The high-speed rail plan will utilize existing rail rights-of-way to connect several metropolitan areas and states serving expanding populations.

The Company also foresees pursuing joint ventures with other industries related to the transportation industry. For example, it is currently finalizing an arrangement with a major manufacturer of certain materials used in the construction of highways and other transportation systems. The discussions contemplate a two-fold transaction by which the Company would initially buy the manufacturing plant and then subsequently purchase the remaining non-cash assets of the company.

Competition

The Company does not believe it will face significant competition from other companies that are developing high speed rail passenger and freight transportation systems as this industry is not well developed in the United States. The Company will, however, face competition in the allocation of monetary resources from governmental agencies, at the local, regional, state and federal levels. The Company believes that government agencies will strongly endorse its proposed plan for high-speed regional rail systems, but believes that, given the economic environment, there may be few or no funds available for such development.

Nevertheless, it appears that significant competition generally exists in the industry, from private organizations or government agencies and entities. On the heels of the Department of Transportation’s recent request for high-speed rail proposals, its Federal Railroad Administration received 132 applications from 32 states totaling $8.8 billion. That was more than three times the $2.4 billion available. During the first round of awards in the fall of 2009, applicants submitted more than $55 billion in project proposals. That was nearly six times the initial $8 billion available from the American Recovery and Reinvestment Act. So overwhelming has the response been that Transportation Secretary LaHood observed at the time, that, “Demand for high-speed rail dollars is intense and it demonstrates just how important this historic initiative is. States understand that high-speed rail represents a unique opportunity to create jobs, revitalize our manufacturing base, spur economic development and provide people with an environmentally friendly transportation option.”

THE COMPANY

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act provides, among other things:

Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies;

Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934;

Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings;

Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and

Exemption from registration by a non-reporting company offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and such sales are exempt from state law registration, documentation or offering requirements.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering ("IPO") of common equity securities was effected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will not longer qualify as an emerging growth company after the earliest of

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(i) the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,

(ii) the completion of the fiscal year of the fifth anniversary of the company's IPO;

(iii) the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period, or

(iv) the company becoming a "larger accelerated filer" as defined under the Securities Exchange Act of 1934.

The Company meets the definition of an emerging growth company will be affected by some of the changes provided in the JOBS Act and certain of the new exemptions. The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure. The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i) audited financial statements required for only two fiscal years;

(ii) selected financial data required for only the fiscal years that were audited;

(iii) executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company. Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board ("PCAOB") after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation. The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act goes on to exempt emerging growth companies from the requirements in 1934 Act § 14A(e) for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act. The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

 Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a roadshow.

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Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Background and Current Operations

The Company is a development stage company and has no operating history and has experienced losses since its inception. The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern. The Company intends to focus on high-speed rail for passenger and freight transportation and related and ancillary transportation businesses. The Company anticipates that it will provide various services for high-speed rail throughout the United States. The Company intends to secure manufacturing and technologies together with ancillary land development projects, sale of goods and services to government, civilian and commercial end users.

The Company has not received revenue from any operations. Since its incorporation, the Company has developed its business plan, appointed officers and directors, engaged initial project consultants and entered into negotiations and contracts for related and ancillary business. The Company is a development-stage company in the process of developing proposals for the high-speed rail service. The Company believes that the need, demand and usage of alternative transportation such as high speed rail are increasingly important as the United States adopts policies to attempt to reduce its dependency on fossil fuels, particularly the automobile.

As one of the initial steps in implementing the Company's business plan of developing high-speed passenger and freight rail lines, on May 11, 2010, the Company engaged Transportation Economics & Management Systems, Inc. ("TEMS"), an independent company with expertise in public transportation and high speed rail service, to provide the Company with a basis for prioritizing its options by identifying the most effective high-speed rail corridors and technologies for the Company to consider in its development of its high-speed rail development projects. The TEMS team consists of four renowned experts in high-speed rail technology and implementation with experience in providing such similar analysis of high-speed rail projects and related transportation systems to the Rocky Mountain Rail Authority, the Southeastern Minnesota Rail Alliance, Maine Department of Transportation, Florida Department of Transportation VIA Rail Canada, Massachusetts Bay Transportation Authority and myriad others. Using its extensive databases of the North American market for intercity high-speed rail, and its detailed expertise on the character of high-speed rail technology, TEMS will assess ten corridors for the Company and provide a qualitative technology assessment that will specify the advantages and disadvantages of each option. TEMS will rank the options and suggest the best combinations of corridor and technology. TEMS has recommended the Midwest as an initial target project area as the Midwest has several major urban hubs, has multi track lines already in place and a existing basic railroad infrastructure as a result of the City of Chicago developing as one of the largest railroad hubs and crossroads in the United States.

Upon receipt of the recommendation from TEMS, the Company will analyze the recommended initial project regions and choose to develop, initially, the high-speed rail project for that region. The Company will prepare the complete project package including appraisals and estimates and will obtain contracts for the development of the railbeds and purchase of the equipment. The Company will present the complete project, working as project supervisor and coordinator, to municipalities and regional government agencies. Funding for the project will occur from a bond offering organized by nonprofit organizations or corporations, some or many of which may be affiliated with or related to the Company.

The CEO of the Company, Shah Mathias, has organized and established three nonprofit corporations for the purpose of facilitating the development of the transportation systems. The nonprofit statutes provide a vehicle to issue bonds and to help secure infrastructure projects. The nonprofits have the discretion to turn over the infrastructure projects to a state or governing body having jurisdiction after the indebtedness has been paid. The nonprofits that Mr. Mathias has created are:

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Alabama Toll Facilities, Inc. (ATFI)

Hi Speed Rail Facilities, Inc. (HSRF)

Hi Speed Rail Facilities Provider, Inc. (HSRFP)

The board of directors of each of these HSRF and HSRFP consist of the following individuals: Shah Mathias, founder and chief executive officer of the Company, Kirk Wilson, James Kingsborough, and Otto Banks.

The board of directors of ATFI consists of Shah Mathias, Craig Smith, Jack Garison and Jack Hopper.

These Upon adoption of the proposed high-speed rail project and floating of the proposed financing bond indenture by the nonprofit entity, the Company will act as the project manager and will oversee the entire project including, not only the development, but also the continued operations of the high-speed rail project. The Company will also serve as the main central point for coordination of and between the municipalities, contractors, and operators of the project and, once established, the rail system.

Alabama Toll Facilities, Inc.

On September 23, 2009, Penndel Land Company (“Penndel”), a company wholly owned by Shah Mathias, the Company's chief executive officer and majority shareholder, entered into a written agreement with Alabama Toll Facilities, Inc. (“ATFI”). ATFI is a nonprofit corporation organized and existing under the laws of the State of Alabama, and was organized for the purpose of construction of a project consisting of the financing, construction and operation of a four lane toll bridge and highway in the State of Alabama. Mr. Mathias is one of the four directors of ATFI.

Pursuant to such agreement between Penndel and ATFI, Penndel was appointed as the agent and representative of ATFI to perform all required tasks and actions to develop and construct such project. In December 2010, Penndel assigned all of its written agreements with ATFI to the Company's wholly owned subsidiary GTI. As such the Company has the development rights for such toll road. Under the terms of the agreement, GTI will provide development and construction services. GTI will also act as an agent and representative to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of a toll road in the state of Alabama and related activities.

The Company will need to secure the financing for the design, planning, engineering and related costs for the construction of the toll road. When and if ever the Company is able to secure such financing, ATFI will effect a bond offering which if successful it will use to purchase the land on which the toll road is to be located.

Alabama Indenture Agreement

On December 1, 2010, ATFI entered into a Master Trust Indenture agreement with HSRF Trustee, which has agreed to serve as the trustee for the bond offering of up to $7,000,000,000 of ATFI Revenue Bonds once it determines to effect such an offering if ever. The Alabama Indenture indicates that the developer for the project will be GTI. In April 2012 the Alabama Indenture was amended to reflect a Master Indenture of $20,000,000,000 and ING Investment Management Co. has can consented to act as asset manager if such bond offering should ever occur.

Hi Speed Rail Facilities, Inc.

In 2010, the Company entered into a written agreement with Hi Speed Rail Facilities, Inc. (“HSRF”). HSRF is a nonprofit corporation founded by Shah Mathias, CEO and majority shareholder of the Company, for the purpose of construction of projects consisting of the financing, construction and operation of various high speed rail and related projects across the United States. Pursuant to such agreement between the Company and HSRF, the Company will act as the agent and representative of Hi Speed to perform all required tasks and actions to develop and construct such projects. HSRF was organized to provide a vehicle to issue bonds and help secure infrastructure projects for the Company. The Company anticipates that having this agreement in place and have HSRF already organized will expedite the process of commencing a project once the Company secures or raises funds to commence a project.

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Hi Speed Indenture Agreement

On December 1, 2010, HSRF entered into a Master Trust Indenture (“Hi Speed Indenture”) agreement with HSRF Trustee, which has agreed to serve as trustee for a bond offering of $15,000,000,000 of HSRF Revenue Bonds Series 2010. In April 2012 this Indenture was amended to reflect a Master Indenture of $20,000,000,000. The Company will act as developer for the project financed by the Hi Speed Indenture. ING investment Management Co has agreed to serve as an asset manager for a project. No projects have been commenced.

Hi Speed Rail Facilities Provider, Inc.

In 2010, the Company entered into a written agreement with Hi Speed Rail Facilities Provider, Inc. (“HSRFP”). HSRFP is a nonprofit corporation organized by Shah Mathias, CEO and majority shareholder of the Company for the purpose of construction of projects consisting of the financing, construction and operation of various high speed rail and related projects across the United States. Pursuant to such agreement between the Company and HSRFP, the Company was appointed as the agent and representative of HSRFP to perform all required tasks and actions to develop and construct such projects. Pursuant to this agreement, the Company will earn certain compensation and will be obligated to perform certain tasks in furtherance of the project. HSRFP was organized to provide a vehicle to issue bonds and help secure infrastructure projects for the Company. The Company anticipates that having this agreement in place and have HSRF already organized will expedite the process of commencing a project once the Company secures or raises funds to commence a project.

Hi Speed Indenture Agreement

In December 2010, HSRFP entered into a Master Trust Indenture (“Hi Speed Indenture”) agreement with HSRF Trustee, which has agreed to serve as the trustee for a bond offering of $15,000,000,000 of HSRF Revenue Bonds Series 2010 which was amended in April 2012 to $20,000,000. The Indenture indicates that the developer for projects that may be developed will be the Company. ING Investment Management Co. has agreed to serve as asset manager for the project. No projects have been commenced.

Damar TruckDeck

The Company also intends to develop projects as opportunities are presented related or ancillary to the transportation or transportation-related fields. The Company has entered into a contract for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the inventor, developer and manufacturer of Damar TruckDeck. (See www.damartruckdeck.com). The Damar Corporation was incorporated in 2007 to develop, manufacture and market the truck deck component invented and developed by its owner. The Damar Corporation has filed a patent application covering its truck deck system. The Damar TruckDeck is a flexible truck deck storage and organization system that with an integrated frame allowing the cargo deck to be used as a hauling surface. The system has many configurations to fit a wide variety of uses (hunting, construction, moving, hauling, etc.) in various truck deck sizes. The Damar TruckDeck primarily consists of lockable repositionable storage units.

The Company shall receive all rights and title to the patents, the TruckDeck system, and all related assets, for a purchase price of:

1. $750,000 payable as $500,000 cash and the remaining $250,000 payable in the form of Shares of the Company's common stock; and

2. Royalty payments equal to $2.50 for each unit sold from items arising from the patent, including the Damar TruckDeck, for a period of five years. After such five years, the parties will renegotiate the terms of the agreement. If no agreement can be reached, then the parties agree to extend the royalty payments for one addition year after which time all royalty payments will terminate.

3. The cash payment portion of the purchase price is payable within 90 days of the successful completion of the registration as a publicly traded company pursuant to the Securities Act of 1933.

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The Company intends to continue to produce and market the product continuing with the name Damar TruckDeck.

Private Placement

From August, 2011 to December 2011, the Company privately sold, pursuant to an exemption from registration under Rule 506 of Regulation D of the Rules and Regulations of the Securities and Exchange Commission, as a transaction by an issuer not involving any public offering, 500,000 shares of its common stock to approximately 77 shareholders, 16 of whom are accredited investors, for an aggregate sales price of $98,650.

Loans

The Company currently has no loans outstanding as of the date of this registration statement. The accountants have registered the credit of the payment discussed below of $100,000 to Tiber Creek Corporation as a loan to the Company by Penndel.

Agreement with Tiber Creek Corporation

In 2007, Penndel Land Company, Inc., an affiliated company with Ameri Metro through the common ownership of its president, entered into an agreement with Tiber Creek Corporation (“Tiber Creek”) whereby Tiber Creek would provide consulting and other services. In 2010, the Company entered an agreement with Tiber Creek Corporation to provide assistance in effecting transactions for the Company to become a public company, including causing the preparation of a private placement offering document, the preparation and filing a registration statement with the Securities and Exchange Commission, assistance with applicable state blue sky requirements, advise and assistance on listing its securities on a trading exchange, assistance in establishing and maintaining relationships with market makers and broker-dealers and assistance in other transactions, marketing and corporate structure activities. available at that time. Fees paid by Penndel to Tiber Creek were credited by Tiber Creek to the payment of its fees under the contract of $100,000.

Marketing Strategy

The Company has conducted limited advertising and marketing to date as the primary focus of the Company since inception has been to develop, refine and ready its projects. The Company has, however, given substantial attention to constructing the marketing strategy and plans that it will use once it begins it to implement one of its transportation systems.

A major challenge facing the Company is finding and using cost-effective, efficient marketing strategies and tactics to commercialize its projects and raise interest and awareness of its design ideas. As a developing company, the Company has limited resources and can only devote a certain amount of expenditure to marketing and advertising services.

Marketing Plan

The marketing plan of the Company is to enter local markets in an organized manner so as to concentrate efforts to build brand awareness and visibility for the Company’s projects. The Company’s belief is that the Company will be best served by focusing its efforts on penetrating particular market segments rather than attempting to reach a wide array of projects in varying geographic areas. The overall marketing plan consists of an approach to reach key decision-makers for large transportation-related projects.

Revenues from Operations

Since its inception, the Company has focused its efforts on project development and has devoted little attention or resources to sales and marketing. Accordingly, the Company has no revenues to date and has not sold any of its projects as of yet. In order to succeed, the Company needs to develop a strategy and execution plan to successfully develop and sell its high-speed rail design systems to local and regional municipalities.

Employees

In addition to the Chief Executive Officer, the Company has one paid administrative employee and approximately thirteen other persons who are working on behalf of the Company to assist in the development of its initial high-speed rail project. None of these people currently receive salaries or other compensation and no salaries have been accrued. The Company has issued stock to these people for their consulting and professional services. At the time the Company becomes a public company, the Company will hire these people as employee. Only Mr. Mathias is employed by the Company in a full-time capacity.

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Property

The Company’s offices are located at 3501 Concord Road, Suite 100, York, Pennsylvania 17402. Its telephone number is (717) 701-7726. The Company has moved into these offices commencing the first of June. The lease at its prior location was canceled without penalty. The current lease is a month-to-month lease for $500 per month.

Subsidiaries

The Company has one subsidiary, Global Transportation & Infrastructure Inc. ("GTI") incorporated in the state of Delaware. GTI is a wholly owned subsidiary of the Company.

Industry Regulation

Industry regulation affecting the Company is threefold, and each of the areas of regulation are likely to be at all levels of government (federal, state and local): (1) certain regulators (such as, at the federal level, the Department of Transportation) may in certain instances review, evaluate or guide the development and implementation of the Company’s projects; (2) certain agencies (such as, at the state level, the applicable state transportation board) may conduct inspections or project reviews of the Company’s plans and implementations; and (3) certain codes, ordinances and regulations will direct how the Company will implement any construction or other activities. The Company intends to ensure that its services at all times comply with all applicable codes, ordinances and regulations at all levels of government.

Reports to Security Holders

The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same. The Company will not be a reporting issuer with the Securities and Exchange Commission until its registration statement on Form S-1 is declared effective.

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549 between 10:00 a.m. and 3:00 p.m.. Please call the Commission at 800- 551-8090 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. The Company’s registration statement and the referenced exhibits can also be found at the web site address.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The Company is a development stage company and was incorporated in the State of Delaware in 2010. As of April 30, 2012, the Company has not generated any revenue and has incurred operating losses of $255,182 since April 13, 2010 (Inception) and accumulated deficit during development stage of $1,118,152.

The Company has received all of its operating funds from the sale of its securities.

Going Concern

The Company’s auditors have issued a report questioning the Company’s ability to continue as a going concern without the influx of additional capital. The Company will need to raise capital to allow it to develop the Alabama Toll Road project as well as the further develop the high-speed rail project.

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Alternative Financial Planning

The Company has no alternative financial plans. If the Company is not able to successfully raise monies in this offering, or otherwise obtain or raise funding, the Company’s ability to survive as a going-concern and implement any part of its business plan or strategy will be severely jeopardized.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes that the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its financial statements:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

The Company does not currently have any issues with respect to revenue recognition policies, and does in all material respects, comply with generally accepted accounting principles.

Share-based payments

The Company may issue shares of common stock to employees and non-employees for services. Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.

The Company will estimate the fair value of stock options and warrants using the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. This model requires the input of subjective assumptions, including the expected price volatility of the underlying stock and the expected life of stock options. Projected data related to the expected volatility of stock options is based on the average volatility of the trading prices of comparable companies and the expected life of stock options is based upon the average term and vesting schedules of the options. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore the existing valuation models do not provide a precise measure of the fair value of our stock options and warrants.

The Company will estimate the fair value of shares of common stock issued for services based on the price of shares of the Company’s common stock sold in contemporaneous private placements of offerings on the date shares are granted.

Recent Accounting Pronouncements

No recent accounting pronouncements or policies were issued.

Loans

The payment by Penndel to Tiber Creek Corporation of $100,000 which was subsequently credited to the the Company has been registered as a loan to the Company.

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Discussion for the Year ended July 31, 2011

Total assets of the Company increased from $1,494,098 for the year ended July 31, 2010 to $4,087,227 for the year ended July 31, 2011. This increase was due to the acquisition of a mortgage receivable that was assigned to the Company by a partnership controlled by the Company's president (Jewell Real Estate Limited Partnership). That partnership sold a tract of undeveloped real property located in Pennsylvania for approximately $16 million which was paid partly in cash and partly by a mortgage secured by the property and held by the partnership in the amount of $3,723,353. On September 3, 2010, the partnership assigned that mortgage to the Company in exchange for 120,000 shares of the Company's common stock and $700. The mortgage bears interest at 10.5% and comes due in January 2013. If parcels of the tract are sold prior to that date installments payments will become due according to a schedule. Interest income accrued for the year ended July 31, 2011 was $343,824.

In addition, for the year ended July 31, 2011, the Company removed from its balance sheet the $1,494,077 from the balance sheet for the year ended July 31, 2010 which was the value of certain land held by the Company of 50 acres of property in Cumberland County, Pennsylvania. Penndel Land Development Co. (a company controlled by the Company's president) held the mortgage to that property and assigned it to the Company in 2010. The Company took the deed to that property when the borrower defaulted on the mortgage. The owner of the property had used that property as security for another loan on which it defaulted and that lender foreclosed on the property and took title to the property through a Sheriffs Deed. As a result of the foreclosure and issuance of Sheriff's Deed, the Company removed the value of the land and accrued real estate taxes from its balance sheet for the year ended July 31, 2011. The Company believes that notice and redemption was improper and that the foreclosure and issuance of Sheriff's Deed erroneous.

The Company recorded additional paid in capital of $5,399,993 which consists of $3,722,641 from the common shares issued to Jewell Real Estate Limited Partnership in exchange for the assignment of the mortgage and $1,510,419 for the common shares issued to Penndel to pay off the mortgage plus accrued interest.

The Company incurred a net loss of $90,920 for the period ended July 31, 2010, with general and administrative expenses of $979 and total operating expenses of $77,174 for such period. The Company received no revenue in such period.

Mr. Shah Mathias, as chief executive officer of the Company, has received no salary to date, and will not receive any salary until the effective date of this offering..

General and administrative expenses for the period from inception (April 2010) through July 31, 2011 were $15,474. The Company incurred total operating expenses of $198,057 during such period.

Liquidity. The Company received little to no monies from the private sale of its stock in the period ended July 31, 2011. The Company has no continuous methods of generating cash.

Capital Resources. The Company did not incur any capital expenditures other than the purchase of office and computer equipment.

Results of Operations. The Company completed no sales and received no revenues since inception. The Company does not anticipate that it will generate revenue sufficient to cover its operating expenses until the close of this offering and the development of its business plan.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position	Year Commenced
Shah Mathias	51	Director	2010
James Becker	51	Director	2010
Steve Trout	54	Director	2010
Naresh Mirchandani	43	Director	2010
Shahjahan C. Mathias	44	Director	2010
Donald E. (“Nick”) Williams, Jr.	53	Director	2010
Michael W. Lasky	62	Director	2010
Sohual Matthias	52	Director	2010

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Name	Age	Position	Year Commenced
Shah Mathias	51	Chief Executive Officer	2010
James Becker	51	President	2010
Steve Trout	54	Secretary/Treasurer	2010
Nick Mirchandani	43	Chief Financial Officer	2010
Carter Clewes	58	Senior Vice President	2010
Shahjahan C. Mathias	44	Senior Vice President	2010

Messrs. Mathias, Becker, Trout, Mirchandani, Williams and Matthias each received 100,000 shares of stock for their service to the Company.

Shah Mathias, Chief Executive Officer and Director.

Shah Mathias serves as Chief Executive Officer, President and a director of the Company. Mr. Mathias has an extensive background in real estate and property development. Beginning in 1988, Mr. Mathias commenced his career in real estate with the personal acquisition and like-kind exchange sales of investment property. In 1992, Mr. Mathias started a mortgage-banking corporation underwriting loans under his own name and selling such loans on the open market. By 2000, Mr. Mathias’ company had underwritten more than $1 billion in loans. In 2002, Mr. Mathias started Penndel Land Co., a real estate company which now has substantial assets and property. Mr. Mathias received his education at Penn State Institute of Technology.

James Becker, President and Director.

James Becker serves as President and a director of the Company. Mr. Becker is an experienced entrepreneur in the Pennsylvania area. In 1990, Mr. Becker purchased a partnership in a family style restaurant and in 1992 bought out his partner and added additional seating capacity. In 1997, he purchased a second restaurant and later sold both. In 2004, Mr. Becker became Vice President of Sales for Yorktowne Casket Company, a 14 state independent casket distributor company, where he managed the 34 sales representatives and oversaw its continued sales force. In 2007, Yorktowne Casket was sold to Matthews International and Mr. Becker currently serves as a Regional Sales Manager for Matthews International where he manages an eight member sales force and personal accounts totaling $21 million in annual sales.

Steve Trout, Secretary/Treasurer and Director.

Steve Trout serves as Secretary/Treasurer and a director of the Company. Mr. Trout has extensive experience in sales and marketing. Since 1997, he has handled all inside sales for Military and Commercial Fasteners Corporation, York, Pennsylvania. Prior to his employment with that company, Mr. Trout served as sales representative to several companies including MetLife and Dauphin Electric Supplies Co., both in Pennsylvania. Through his career Mr. Trout, has held account responsibility for over one hundred industrial accounts and increased sales to assigned industrial accounts substantially; prospected for and added new accounts and planned sales strategies for target accounts. Mr. Trout served as vice-chairman of Customer Service Committee, evaluated suggestions from coworkers and customers, created customer service survey and conducted interviews, compiled survey results and presented proposed improvements to company management. Mr. Trout received his M.B.A. degree from Syracuse University and his Bachelor of Business Administration from Pennsylvania State University.

Naresh Mirchandani, Chief Financial Officer and Director.

Naresh Mirchandani serves as Chief Financial Officer of the Company. Mr. Mirchandani has more than 20 years experience in high volume financial administration and negotiations with a particular expertise in the areas of commercial and residential mortgage financing, mergers and acquisitions, tax abatement, budgetary planning and management, and government loan negotiation. As corporate controller for a domestic and offshore marketing firm, Mr. Mirchandani oversaw a budget of more than $180 million annually. Mr. Mirchandari was commissioned by the United States Bankruptcy Court Trustee’s office to successfully develop a case against MCI, Inc., which the telecommunications giant was forced to settle for more than $7.5 million. For the past five years, Mr. Mirchandani has been a self employed consultant in mortgage banking and insurance products and services. A graduate with honors from India’s University of Bombay, Mr. Mirchandani also has a Masters of Business Administration from the Duke University Fuqua School of Business.

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Carter L. Clews, Senior Vice President of International Marketing.

Carter Clews serves as Senior Vice President of International Marketing of the Company. Mr. Clews is an offshore property marketing expert and a widely read international journalist specializing in geopolitical investment trends. Currently, Mr. Clews numbers among his clients resort and residential developments throughout the Caribbean and in select Mediterranean countries. Mr. Clews investment analyses frequently appear in such publications as International Living, Caribpro.com, and EscapeArtist.com. An award-winning TV and newsletter writer, Mr. Clews also has extensive experience in politics, having worked in U.S. presidential campaigns and managed congressional campaigns throughout the United States. In the early 1980s, Clews served as Director of Communications for the U.S. Senate Conference of the Majority, a role in which he worked closely with the Reagan White House. In 1995, Mr. Clews was named the international Infomercial Writer of the Year. For the past five years, Mr. Clews has served as marketing director for the Washington Times.

Shahjahan C. ("Chuck") Mathias, Executive Vice President and Director.

Shahjahan Mathias serves as Executive Vice President and a director of the Company. Mr. Mathias is a recognized authority in the marketing of electrical utility power backup systems, with a long history of working with nuclear power generation facilities, communications companies, large data centers and manufacturers of Uninterruptible Power Systems (UPS). Currently the Director of OEM Sales for C&D Technologies, he is responsible for having secured a $27 million contract with the government for the Minuteman Missile Launch System and increasing sales from $69 million to $83 million in a single 15-month period. In his earlier position as Utility Marketing Manager for Exide Corporation/EnerSys, Mr. Mathias was the Team Leader supporting government contract interface with the Air Force and the FAA. For the past five yeaers, Mr. Mathias has worked in the sale and marketing design for power back up systems on an as-needed basis.

Donald E. (“Nick”) Wiliams, Jr., Director.

Nick Williams serves as a director of the Company. Mr. Williams has over 30 years experience in Radiological Engineering, Environmental Safety and Health, Physics and Hazardous Material Management for both government and private industry in the U.S. and internationally. Mr. Williams holds a Bachelor of Science degree in biology from Providence College and an Masters of Science degree in Radiological Sciences from the University of Massachusetts-Lowell. Over the first 10 years of his career in the nuclear industry, Mr. Williams’ work was centered in the areas of power reactor construction, operation, and maintenance. Over the last 20 years, his focus has turned to decommissioning major power reactors and nuclear weapons complex facilities in the United States and abroad. These tasks involved the safe handling, packaging, and disposal of large quantities of radioactive and hazardous materials in accordance with stringent U.S. and international standards to ensure public and workforce safety. Mr. Williams has been a consultant to many utility companies (e.g. Exelon, Pacific Gas & Electric, British Nuclear), architect-engineers (e.g. Shaw, Westinghouse, CH2MHill), and government agencies (DOE, DOD). He was the owner of a private nuclear consulting firm with over 130 employees for 10 years, and currently holds the position of Director of Radiological Engineering for a large western U.S. company.

Michael W. Lasky, Director.

Michael Lasky serves as a director of the Company. During the 1970's with approximately $200 as start-up capital, Mr. Lasky built a sports handicapping business, "Mike Warrens Sports", grossing more than $60 million a year by the late 1980's. Mr. Lasky sold the business at that time. Then starting with a psychic reading mail order business, in the 1990s, Mr. Lasky created the Psychic Friends Network. By the end of its first full year, the Psychic Friends Network was generating more than $7 million a month dwarfing every other infomercial on the air. The Psychic Friends Network became the only infomercial in television history to be on the air in the US 24 hours a day and to be on the air worldwide 24 hours a day. By the time the Psychic Friends Network had run its course, it had become the only billion-dollar infomercial in television history. Having mastered the art of the infomercial by the mid 1990s, Mike Lasky expanded his purview to include a variety of additional programming entities under the umbrella of Inphomation, Inc. including: The Helicopter Lure, featuring bass fishing champion Roland Martin and country comedy icon Jerry Clower, which generated sales of nearly $40 million in just one year and made the Helicopter Lure the fastest-selling lure in sports-fishing history; Psychic Readers Network, featuring the talented Nell Carter, which became the Psychic Friends Network only real competition, generating sales of more than $30 million for three years running; and Making Love Work, starring Barbara DeAngelis, which became the number one relationship infomercial in TV history and earned more than $150 million in just over three years on the air. Mr. Lasky is semi-retired and serves from time to time as a marketing consultant.

28

Suhail Matthias, Director.

Suhail Matthias serves as a director of the Company. Mr. Matthias is the founder and CEO of Diamond Carriages, Ltd., a chauffeuring company which he started with a single taxi in 2002 and has developed into a limousine services in Central London’s lucrative chauffeur circuit. Diamond Carriages is now listed among the top five limousine services by the popular United Kingdom reference site Zettai.

The directors will serve until the annual meeting of the shareholders and until their respective successors have been elected and qualified or until death, resignation, removal or disqualification.

The Company’s by-laws provide that the number of directors to serve on the Board of Directors may be established, from time to time, by action of the Board of Directors. The number of directors to compose the Company’s Board of Directors shall be no less than one director and no greater than eight directors. Directors do not receive any compensation for their service. Directors may be shareholders of the Company. Vacancies in the existing Board are filled by a majority vote of the remaining directors on the Board. The Company’s executive officers are appointed by and serve at the discretion of the Board.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that Nick Williams and Michael Lasky are independent directors.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

The Company will notify its shareholders for an annual shareholder meeting and that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 90 days prior to the meeting. No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Legal Proceedings

There are currently no pending, threatened or actual legal proceedings in which the Company is a party.

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

Summary Compensation Table

Year: 2011	REMUNERATION					Compen-	All
	Total	Total				sation	Other
Name/Position	Paid	Accrued	Stock		Options	Plans	Compensation	Total

Shah Mathias	$0	$0	10,000,000	0	0
Chief Executive Officer

No salaries or accrued compensation has been paid. There is no accrued compensation that is due to any member of the Company’s management. No executive officer has received cash compensation in excess of $100,000 in the Company's fiscal year.

Anticipated Officer and Director Remuneration

The Company has not paid any compensation to any officer. The Company intends to pay annual salaries to all its officers and will pay an annual stipend to its directors as soon as possible. The Company issues stock to the directors for their service to the Company.

Although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program.

29

Employment Agreements

The Company has not entered into any employment agreements with any officers and key personnel. The Company has no oral agreements or understandings with any officer or employee regarding base salary or other compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

		Number of Shares of	Percent of
Name	Position	Common Stock	Class
Shah Mathias	Director, Chief Executive Officer	11,464,348 (2)	80.9%%
James Becker	Director, President	100,000		*
Steve Trout	Director, Secretary/Treasurer	100,000		*
Naresh Mirchandani	Director	100,000		*
Shahjahan C. Mathias	Director	100,000		*
Donald E. Williams, Jr.	Director	100,000		*
Michael W. Lasky	Director	0		*
Sohual Matthias	Director	100,000		*

Total owned by officers, directors
and 5% shareholders (8 persons)		12,064,348	85.1%

* Less than 1%

(1)	Based upon 14,167,431 shares outstanding
(2)	Includes the 244,348 shares owned by Penndel Land Company and 120,000 shares owned by Jewell Real Estate Limited Partnership of which Mr. Mathias (the Chief Executive Officer and majority shareholder of the Company) may be deemed the beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Steve Trout, Secretary/Treasurer and a director, is the brother-in-law of Shah Mathias, the Chief Executive Officer of the Company. Shahjahan Mathias is the brother, and Sohual Matthias is the cousin, of Shah Mathias.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 14,167,431 shares of common stock outstanding of which 10,800,000 shares are owned by officers and directors of the Company, namely Mr. Mathias. The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

30

INTEREST OF NAMED EXPERTS AND COUNSEL

Lee W. Cassidy, Cassidy & Associates, Newport Beach, California has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares of common stock offered by the selling shareholders. James M. Cassidy, a member of the law firm of Cassidy & Associates, is the sole officer and director of Tiber Creek Corporation, a selling shareholder, and may be considered the beneficial owner of the shares of common stock of the Company owned by Tiber Creek Corporation.

EXPERTS

Silberstein Ungar, PLLC (“Silberstein”), an independent registered public accounting firm, has audited Ameri Metro’s (a development stage company) consolidated financial statements of July 31, 2011. The Company has included its financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Silberstein, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification. Section 145 of the Delaware General Corporation Law ("DCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Articles of Incorporation do not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

31

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

APRIL 30, 2012

Consolidated Balance Sheets as of April 30, 2012 and July 31, 2011	F-1

Consolidated Statements of Operations for the three and nine months ended April 30, 2012 and 2011, and for the periods from April 13, 2010 (date of inception) to April 30, 2012	F-2

Consolidated Statement of Stockholders’ Equity as of April 30, 2012	F-3

Consolidated Statements of Cash Flows for the nine months ended April 30, 2012 and 2011 and for the period from April 13, 2010 (date of inception) to April 30, 2012	F-4

Notes to the Consolidated Financial Statements	F-5 - F-14

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEETS (unaudited)

AS OF APRIL 30, 2012 AND JULY 31, 2011

	April 30, 2012	July 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$10	$1,907
Prepaid services	185	-
Prepaid employment fees	3.158	-
Total current assets	3.353	1,907

Office equipment, net of depreciation	880	-

Other assets
Accounts receivable - other	3,143	3,143
Investment in intellectual property	1,320	-
Mortgage receivable	3,723,353	3,723,353
Accrued interest receivable	636.508	343,824
Deposits	15,000	15,000
Total other assets	4,379,324	4,085,320

Total Assets	$4,383,557	$4,087,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities
Accrued expenses	$58,457	$58,457
Loan payable – related party	100,000	100,000
Total Liabilities	158,457	158,457

Stockholders’ Equity
Common stock, par value $.0001, 100,000,000 shares authorized, 12,137,431 shares issued and outstanding as of April 30, 2012 (10,681,431– 2011)	1,214	1,068
Preferred stock, par value $.0001, 20,000,000 shares authorized, 450,000 shares issued and outstanding as of April 30, 2012 and July 31, 2011	45	45
Additional paid in capital	5,388,993	5,276,794
Stock subscription receivable	(47,000)	-
Deficit accumulated during the development stage	(1,118,152)	(1,349,137)
Total Stockholders’ Equity	4,225,100	3,928,770

Total Liabilities and Stockholders’ Equity	$4,383,557	$4,087,227

The accompanying notes are an integral part of these financial statements.

F-1

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2012 AND 2011

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO APRIL 30, 2012

	Three Months Ended April 30, 2012	Three Months Ended April 30, 2011	Nine Months Ended April 30, 2012	Nine Months Ended April 30, 2011	Period from April 13, 2010 (Inception) to April 30, 2012
REVENUES	$5,750	$-	$34,238	$-	$38,811

OPERATING EXPENSES
Professional fees	3,398	7,502	3,773	11,243	203,411
Directors fees	8,400	-	8,400	-	8,400
Real estate taxes	-	-	-	-	10,945
Depreciation	52	-	155	-	156
General & administrative	3,605	7,975	83,609	14,935	71,081
TOTAL OPERATING EXPENSES	15,455	15,477	95,937	26,178	293,993

LOSS FROM OPERATIONS	(9,705)	(15,477)	(61,699)	(26,178)	(255,182)

OTHER INCOME (EXPENSE)
Interest income	96,489	-	292,684	-	636,508
Loss on foreclosure	-	-	-	-	(1,483,132)
Interest expense	-	(77,301)	-	(213,667)	(16,346)
TOTAL OTHER INCOME (EXPENSE)	96,489	(77,301)	292,684	(213,667)	(862,970)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	86,784	(92,778)	230,985	(239,845)	(1,118,152)

PROVISION FOR INCOME TAXES	-	(38,717)	-	-	-

NET INCOME (LOSS)	$86,784	$(131,495)	$230,985	$(239,845)	$(1,118,152)

BASIC AND DILUTED INCOME PER SHARE	$.01	$(.01)	$.02	$(.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: BASIC AND DILUTED	11,653,431	10,164,348	11,695,431	10,164,348

The accompanying notes are an integral part of these financial statements.

F-2

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (unaudited)

AS OF APRIL 30, 2012

							Deficit
							Accumulated	Total
					Additional	Stock	During the	Stockholder’s
	Common Stock		Preferred Stock		Paid in	Subscription	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	(Deficit)

Inception, April 13, 2010	0	$0	0	$0	$0	$0	$0	$0

Shares issued to founder for cash at par value	10,000,000	1,000	-	-	-		-	1,000

Net loss for the period ended July 31, 2010							(90,920)	(90,920)

Balance, July 31, 2010	10,000,000	1,000	0	0	0	0	(90,920)	(89,920)

Shares issued for services	67,083	7	-	-	-	-	-	7

Shares issued to related party for contract rights	200,000	20	250,000	25	0	-	-	45

Shares issued to related party under Letter of Interest	250,000	25	200,000	20	-	-	-	45

Shares issued to pay off mortgage and accrued interest	44,348	4	-	-	1,510,419	-	-	1,510,423

Shares issued to acquire mortgage receivable	120,000	12	-	-	3,722,641	-	-	3,722,653

Shareholder capital contribution	-	-	-	-	43,734	-	-	43,734

Net loss for the year ended July 31, 2011	-	-	-	-	-	-	(1,258,217)	(1,258,217)

Balance, July 31, 2011	10,681,431	1,068	450,000	45	5,276,794	0	(1,349,137)	3,928,770

Shares for cash and subscriptions	500,000	50	-	-	98,600	(47,000)	-	51,650

Shares issued for present and future services	956,000	96	-	-	13,599	-	-	13,695

Net income for the nine months ended April 30, 2012	-	-	-	-	-	-	230,985	230,985

Balance, April 30, 2012	12,137,431	$1,214	450,000	$45	$5,388,993	$(47,000)	$(1,118,152)	$4,225,100

The accompanying notes are an integral part of these financial statements.

F-3

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE NINE MONTHS ENDED APRIL 30, 2012 AND 2011

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO APRIL 30, 2012

	Nine Months Ended April 30, 2012	Nine Months Ended April 30, 2011	Period from April 13, 2010 (Inception) to April 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the period	$230,987	$(239,845)	$(1,118,152)
Issuance of stock for services	13,695	-	13,794
Loss on foreclosure	-	-	1,483,132
Depreciation expense	155	-	155
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) decrease in account receivable - other	-	-	(3,143)
(Increase) decrease in prepaid expenses	(3,344)	(120,000)	(3,344)
(Increase) decrease in accrued interest receivable	(292,684)	-	(636,508)
Increase (decrease) in Accrued interest payable – related party	-	-	13,746
Increase (decrease) in Accrued expenses	-	208,418	72,002
Cash flows used in operating activities	(51,191)	(151,427)	(178,318)

CASH FLOWS FROM FINANCING ACTIVITIES
Investment in intellectual property	(1,320)	-	(1,320)
Cash paid to acquire fixed assets	(1,036)	-	(1,036)
Cash flows used in financing activities	(2,356)	-	(2,356)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash paid to acquire mortgage receivable	-	(700)	(700)
Issuance of common stock for cash	51,650	-	52,650
Proceeds from related party loan	-	-	100,000
Shareholder capital contribution	-	167,180	43,734
Increase in deposits	-	(15,000)	(15,000)
Cash flows from financing activities	51,650	151,480	180,684

NET INCREASE (DECREASE) IN CASH	(1,897)	53	10

CASH, BEGINNING OF PERIOD	1,907	21	-

CASH, END OF PERIOD	$10	$74	$10

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Land acquired through assumption of mortgage payable plus related accrued interest	$-	$-	$1,494,077
Issuance of stock to pay off mortgage and accrued interest	$-	$-	$1,510,423
Issuance of stock to acquire mortgage receivable	$-	$-	$3,722,653
Issuance of stock to fund future employment agreements	$3,158	$-	$3,158

The accompanying notes are an integral part of these financial statements.

F-4

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 1 – NATURE OF OPERATIONS

Ameri Metro, Inc. (“Ameri Metro” and the “Company”) was formed to engage primarily in high-speed rail for passenger and freight transportation and related transportation projects. The Company initially intends to develop a Midwest high-speed rail system for passengers and freight. Currently the Company is engaged in raising capital and entering into relationships in furtherance of its planned activities.

On April 17, 2012, a simultaneous execution and closing was held under an Agreement and Plan of Reorganization (the Plan"), by and among Yellowwood Acquisition Corporation (the "Company" "us" "we"), James M Cassidy ( then president, secretary, and director) ("Cassidy"), James McKillop (then vice president and director) and Ameri Metro, Inc., a corporation organized under the laws of the State of Delaware ("Ameri Metro").

Under the Plan, Yellowwood redeemed 19,500,000 shares of the 20,000,000 outstanding shares of its common stock for $1,950. Simultaneously, Yellowwood issued 1,000,000 shares of common stock at par value for an aggregate of $100 representing 67% of the total outstanding stock. The Yellowwood stock is to be distributed to the then common stock holders of Ameri Metro in exchange for their holdings in that company on a pro rata basis so that Ameri Metro became a wholly owned subsidiary of the Company and the business of the Company is now the business of Ameri Metro. Mr Cassidy and Mr McKillop also resigned as officers and directors of the Company and Shah Mathias was elected as sole director, president secretary, and treasurer.

On April 17, 2012, as part of the agreement, the Company agreed to file an amendment with the Secretary of State for Delaware to gain permission to change its name from Yellowwood Acquisition Corporation to Ameri Metro, Inc. In addition, the surviving Company has also agreed to change its fiscal year end from December 31 to July 31st.

On December 1, 2010, the Company formed a wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. (GTI). GTI was incorporated in the state of Delaware and was authorized to issue 100,000,000 shares of common stock with a par value of $.0001 and 20,000,000 shares of preferred stock with $.0001 stated value. GTI was formed to engage primarily in the construction of high-speed rail for passenger and freight transportation and related transportation projects for the Company.

Ameri Metro, Inc. and Global Transportation & Infrastructure, Inc. are referred to collectively as "the Company" in these consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements present the financial position, results of operations and cash flows for Ameri Metro, Inc. and its wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. Intercompany transactions and balances have been eliminated in consolidation.

The financial position, results of operations and cash flows as of, and for the period ended, April 30, 2012 include only the results of operations for AMI as GTI was not formed until December 1, 2010, and was inactive for the period from December 1, 2010 to April 30, 2012.

F-5

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a July 31 fiscal year end.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accrued expenses, and a loan payable to a related party. The carrying amounts of these financial instruments approximate fair value due either to length of maturity or interest rates that approximate prevailing rates unless otherwise disclosed in these financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

The capital assets are being depreciated over their estimated useful lives using the straight-line method of depreciation for book purposes.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Reclassifications

Certain amounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current period statements.

F-6

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company has yet to realize significant revenues from operations and is still in the development stage.  The Company recognizes revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is collection is reasonably assured.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of April 30, 2012, there have been no interest or penalties incurred on income taxes.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of April 30, 2012.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered. There has been no stock-based compensation issued to employees.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined.   There has been no stock-based compensation issued to non-employees.

F-7

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of April 30, 2012 and July 31, 2011:

	April 30, 2012	July 31, 2011
Office Equipment	$1,035	$0
Less accumulated depreciation	(155)	0
Property and equipment, net	$880	$0

NOTE 4 – LAND

On June 24, 2010, the Company acquired approximately 50 acres of vacant land located in Cumberland County, Pennsylvania from a related party.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet.

NOTE 5 – MORTGAGE RECEIVABLE

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash. The mortgage receivable had an outstanding principal balance due at the date of acquisition of $3,723,353. The Mortgage is secured by real property located in the state of Pennsylvania, bears interest at 10.5%. Full payment is due in January 2013; instalment payments are due per a schedule if and when parcels are sold prior to January 2013. Interest income accrued for the nine months ended April 30, 2012 was $292,684. No interest was received.

F-8

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 6 – RELATED PARTY TRANSACTIONS

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.

On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company. Penndel took the deed in lieu of foreclosing on the original mortgagee. The mortgage carries an interest rate of 12%. The mortgage requires payment in full on December 15, 2010. The transaction was accounted for as an asset acquisition.

The land acquisition was recorded as follows:

Description	Amount
Land	$1,494,077
Mortgage payable	(1,130,000)
Accrued interest payable	(364,077)
Total	$0

The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet, and a foreclosure loss of $1,483,132 was reported.

As discussed in Note 4, on September 3, 2010 AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

As discussed in Note 11, on December 1, 2010 a related party assigned contract rights related to a construction agreement with Alabama Toll Facilities, Inc. to the Company. In connection with this assignment, the Company issued 200,000 shares of common stock and 250,000 shares of preferred stock to the related party as consideration for exclusive contract rights.

As discussed in Note 11, on July 15, 2011 the Company entered into a letter of interest with a related party in exchange for 250,000 shares of common stock and 200,000 shares of preferred stock of the Company.

During the nine months ended April 30, 2012, the Company recorded revenues totalling $34,238 for consulting fees from related parties.

F-9

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 7 – LOAN PAYABLE – RELATED PARTY

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.

NOTE 8 – MORTGAGE PAYABLE – RELATED PARTY

On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company. Penndel took the deed in lieu of foreclosing on the original mortgagee. The mortgage carries an interest rate of 12%. The mortgage requires payment in full on December 15, 2010. Interest expense for the period ended July 31, 2010 was $13,746. No interest was paid. The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

NOTE 9 – STOCKHOLDERS’ EQUITY

AMI was incorporated on April 13, 2010 in Delaware with authorized capital of 1,500 shares of common stock with no stated par value. On April 30, 2010 the Company amended its Certificate of Incorporation to authorize 100,000,000 shares of common stock with a par value of .0001 per share and 20,000,000 of preferred stock with a par value of .0001 per share.

On June 2, 2010, 10,000,000 shares were issued to the founder at par value for cash of $1,000.

During the current fiscal year, the Company issued 67,083 shares of common stock for administrative services rendered to facilitate the formation of the Company.

On August 7, 2010, the Company issued 44,348 common shares to Penndel Land Company, a related party, as full payment on the $1,130,000 mortgage note payable and the $380,423 accrued interest payable.

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

On July 22, 2011, AMI issued 200,000 shares of common stock and 250,000 shares of preferred stock to a related party as consideration for exclusive contract rights.

On July 22, 2011, the Company issued 250,000 shares of common stock and 200,000 shares of preferred stock under a letter of interest with a related party.

During the year ended July 31, 2011 a shareholder contributed $43,734 in cash as contributed capital.

During the nine months ended April 30, 2012 the Company issued 500,000 shares of common stock for cash at prices ranging from $0.01/share to $29.00/share, including a stock subscription receivable on the sales of $47,000.

On April 16, 2012 the Company issued 100,000 shares of common stock to a related party as earnest money in order to secure an exclusive licensing agreement involving two US patents. The full price of the licensing agreement is $8,000,000 per national licensing. The Company has until August 1, 2012 to exercise its exclusive rights under this agreement.

F-10

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 9 – STOCKHOLDERS’ EQUITY (CONTINUED)

During the nine months ended April 30, 2012 the Company issued 956,000 shares of common stock in payment for various services and rights to assets (non-cash transactions) the value of each transaction being $0.012/share.

NOTE 10 – LIQUIDITY AND GOING CONCERN

The Company has negative working capital, has incurred losses since inception, and has not yet received significant revenues from sales of products or services. The ability of Ameri Metro to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.

Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

NOTE 11 – INCOME TAXES

For the period ended April 30, 2012, the Company has net income that do not exceed prior net taxable losses, the result is a net taxable loss carry-forward, and therefore the Company has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $1,118,000 at April 30, 2012, and will expire beginning in the year 2030.

The provision for Federal income tax consists of the following for the nine months ended April 30, 2012 and 2011:

	2012	2011
Federal income tax (expense) benefit attributable to:
Current operations	$78,535	$3,600
Less: valuation allowance	(78,535)	(3,600)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	April 30, 2012	July 31, 2011
Deferred tax asset attributable to:
Net operating loss carryover	$380,120	$459,000
Valuation allowance	(380,120)	(459,000)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

F-11

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In July 2011, the Company entered into a lease agreement for the rental of office space. The terms of the agreement are month-to-month. Rental expense for the six months ended April 30, 2012 was $3,622.

AMI entered into a joint venture on April 14, 2010 with Penndel Land Company (Penndel), a related party entity primarily owned by the Company’s Chief Executive Officer, whereby Penndel will be AMI's exclusive land developer, provider of financial services in connection with raising capital for the land development and provider of all requisite technology for the land development. As part of this joint venture, Penndel will receive a percentage of each class of shares in AMI in exchange for $10,000,000 of consulting services.

AMI entered into a contract on June 10, 2010 for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the inventor/developer/manufacturer of Damar TruckDeck. The Damar TruckDeck is a flexible truck deck storage and organization system with an integrated frame allowing the cargo deck to be used as a hauling surface.

NOTE 12 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

AMI shall receive all rights and title to the patents, the TruckDeck system, and all related assets for a purchase price of $750,000 payable as $500,000 cash and the remaining $250,000 payable in the form of 7,500 shares of AMI’s common stock. The cash portion is payable within 90 days of the successful completion of the registration as a publically traded company pursuant to the Securities Act of 1933.

In addition, royalty payments equal to $2.50 for each unit sold from the items arising from the patent, including the Damar TruckDeck, for a period of five years. After five years, the parties will renegotiate the terms of the agreement. If no agreement can be reached, then the parties agree to extend the royalty payments for one additional year after which time all royalty payments will terminate. AMI has agreed to issue to its securities attorney 500,000 common shares at par value for services rendered after its initial registration statement has gone effective.

On October 30, 2010, AMI entered into an agreement with High Speed Rail Facilities, Inc. Under the terms of the agreement, AMI will act as an agent and representative of High Speed Rail Facilities, Inc. to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of high speed rail and related activities. High Speed Rail Facilities, Inc. will be responsible for accepting, holding, administering, investing and disbursing funds obtained in connection with activities discussed above. The consulting fee will be 1.5 percent of the master bond indenture of $15 billion dollars.

In November 2011, AMI entered into agreements with High Speed Rail Facilities, Inc. and High Speed Rail Facilities Provider, Inc. to provide construction services and advisory services.

F-12

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 12 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

In July 2011, the Company signed a letter of intent with HSR Technologies, Inc. that HSR Technologies will provide to the Company exclusive use of DMU rail technologies and use of its know-how for manufacturing of train sets meeting the 49 CFR Part 238 compliant DMU in current revenue service that meets or exceeds new Federal Rail Administration (FRA) and American Public Transportation Association (APTA) structural safety specifications. The Company will pay HSR Technologies, Inc. a nonrefundable deposit of 250,000 common shares and 200,000 of preferred shares of the Company and sum of $25,000,000 cash 60 days after the Company becomes a listed company.

Additionally on December 1, 2010, Penndel Land Company (a related Party) assigned the contract rights related to a construction agreement entered into with Alabama Toll Facilities, Inc. No consideration was given in relation to the assignment of the contract rights. Under the terms of the agreement, GTI will provide development and construction services. GTI will also act as an agent and representative to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of a toll road in the state of Alabama and related activities. The face amount of the contract is $6 billion at cost plus 30 percent, plus 2 percent over the adjustment for the increase in inflation, but not less than such amount that will result in a profit of $1.8 billion. In addition, GTI will receive a fee of 2 percent of the funds generated through financing it secures for the project.

The Company reached an agreement with Penndel Land Company for consideration, which included a non-recourse payment from the Company to Penndel of 250,000 shares of preferred shares and 200,000 shares of common shares transferred to Penndel to be held in escrow with HSRF Trust until such time as the Company becomes listed. The Company is to pay sum of $6,000 trust administrative service fee to HSRF Trust. Ninety (90) days after the Company becomes listed, the Company will pay the initial sum of forty million dollars to Penndel and 250,000 shares of preferred shares and 200,000 shares of common shares will be released to Penndel. The further consideration (per phase) is to be paid as follows:

Payment to Penndel of two dollars and 13/100 ($2.13) per square foot of the right-of-way for construction of the roadway and for over pass air rights. Payment to Penndel of a sum equal to one dollar and 25/100 ($1.25) per square foot by one foot in height and sixty-nine cents ($0.69) per foot of height thereafter.

In the same agreement, the Company also secured additional construction contract for future phases adding an $8 billion dollar contract at cost plus 30 percent, plus 2 percent over the adjustment for the increase in inflation, but not less than such amount that will result in an additional profit of $2.4 billion. In addition GTI will receive a fee of 2 percent of the funds generated through financing it secures for the project.

In February 2011, the Company issued an offer letter to purchase a rebar plant for cash of $4,750,000 and an option to purchase management services to support the operations of the plant.

On March 1, 2011, the Company entered into a three month agreement with Transportation Economics & Management Systems, Inc. (TEMS) regarding consulting services in relation to the development of high-speed rail and other transportation projects by the Company. The agreement was subsequently extended until March 1, 2012. Compensation for services under the agreement may not exceed $135,408 unless otherwise authorized by a supplemental agreement.

F-13

AMERI METRO, INC.

(FORMERLY YELLOWWOOD ACQUISITION CORPORATION)

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

APRIL 30, 2012

NOTE 12 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

In July 2011, the Company agreed to sell concession rights to build and operate development of Port Ostia, Port of De Claudius and KSJM airport. The Company also signed a letter of intent that calls for Port of Ostia to pay to the Company for concession rights the sum of $150,000,000, Port De Claudius to pay the Company $100,000,000, and KSJM airport to pay the Company $150,000,000.

On April 16, 2012 the Company issued 100,000 shares of common stock to a related party as earnest money in order to secure an exclusive licensing agreement involving two US patents. The full price of the licensing agreement is $8,000,000 per national licensing. The Company has until August 1, 2012 to exercise its exclusive rights under this agreement.

On April 16, 2012 the Company expressed an interest in purchasing 25% of three separate related entities by accepting the terms of a Memorandum of Understanding from those related entities. No consideration has been extending in the current period relating to these agreements. In the event that these contracts move forward, the Company will be committing to investing between $1,000,000 and $2,000,000 over the next 24 months into each of the three entities.

On April 18, 2012 the Company entered into an Opportunity License Agreement with two related parties. This agreement provides for the Company to invest cash into the related party”s construction projects in return for 25% equity ownership in each of those entities. In the event that these contracts move forward, the Company will be committing to investing between $1,000,000 and $2,000,000 over the next 24 months into each of the two entities.

As of April 30, 2012, all of the above companies would need to raise capital, either equity or debt or a combination of the two, in order to be able to perform on the contracts.

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to April 30, 2012 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than those described above.

F-14

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

JULY 31, 2011

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of July 31, 2011 and 2010	F-2

Consolidated Statements of Operations for the year ended July 31, 2011 and for the periods from April 13, 2010 (date of inception) to July 31, 2011 and 2010	F-3

Consolidated Statement of Stockholder’s Deficit as of July 31, 2011	F-4

Consolidated Statements of Cash Flows for the year ended July 31, 2011 and for the periods from April 13, 2010 (date of inception) to July 31, 2011 and 2010	F-5

Notes to the Consolidated Financial Statements	F-6 - F-14

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Ameri Metro, Inc.

Red Lion, PA 17356

We have audited the accompanying consolidated balance sheets of Ameri Metro, Inc. as of July 31, 2011 and 2010, and the related consolidated statements of operations, stockholder’s deficit, and cash flows for the year ended July 31, 2011, and the periods from April 13, 2010 (date of inception) to July 31, 2011 and 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ameri Metro, Inc., as of July 31, 2011 and 2010 and the results of its operations and cash flows for the year ended July 31, 2011, and the periods from April 13, 2010 (date of inception) to July 31, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Ameri Metro, Inc. will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has incurred losses from operations, has limited working capital, and is in need of additional capital to grow its operations so that it can become profitable. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 9. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan

February 22, 2012

F-1

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

AS OF JULY 31, 2011 and 2010

	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$1,907	$21

Other assets
Accounts receivable - other	3,143	-
Mortgage receivable	3,723,353	-
Accrued interest receivable	343,824	-
Deposits	15,000	-
Land	-	1,494,077
Total other assets	4,085,320	1,494,077

Total Assets	$4,087,227	$1,494,098

LIABILITIES AND STOCKHOLDER’S DEFICIT
Liabilities
Current liabilities
Accrued expenses	$58,457	$16,195
Loan payable – related party	100,000	60,000
Mortgage payable – related party	-	1,130,000
Accrued interest – related party	-	377,823
Total Liabilities	158,457	1,584,018

Stockholder’s Equity (Deficit)
Common stock, par value $.0001, 100,000,000 shares authorized, 10,681,431 shares issued and outstanding as of July 31, 2011 (10,000,000 – 2010)	1,068	1,000
Preferred stock, par value $.0001, 20,000,000 shares authorized, 450,000 shares issued and outstanding as of July 31, 2011 (0 – 2010)	45	-
Additional paid in capital	5,276,794	-
Deficit accumulated during the development stage	(1,349,137)	(90,920)
Total Stockholder’s Equity (Deficit)	3,928,770	(89,920)

Total Liabilities and Stockholder’s Equity (Deficit)	$4,087,227	$1,494,098

The accompanying notes are an integral part of these financial statements.

F-2

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JULY 31, 2011

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO JULY 31, 2010

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO JULY 31, 2011

	Year Ended July 31, 2011	Period from April 13, 2010 (Inception) to July 31, 2010	Period from April 13, 2010 (Inception) to July 31, 2011
REVENUES	$4,574	$0	$4,574

OPERATING EXPENSES
Professional fees	106,388	65,250	171,638
Real estate taxes	-	10,945	10,945
General & administrative expenses	14,495	979	15,474
TOTAL OPERATING EXPENSES	120,883	77,174	198,057

LOSS FROM OPERATIONS	(116,309)	(77,174)	(193,483)

OTHER INCOME (EXPENSE)
Interest income	343,824	-	343,824
Loss on foreclosure	(1,483,132)	-	(1,483,132)
Interest expense	(2,600)	(13,746)	(16,346)
Total other income (expense)	(1,141,908)	(13,746)	(1,155,654)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,258,217)	(90,920)	(1,349,137)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(1,258,217)	$(90,920)	$(1,349,137)

BASIC AND DILUTED LOSS PER SHARE	$(.12)	$(.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: BASIC AND DILUTED	10,179,232	5,454,545

The accompanying notes are an integral part of these financial statements.

F-3

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENT OF STOCKHOLDER’S DEFICIT

AS OF JULY 31, 2011

						Deficit
						Accumulated	Total
					Additional	During the	Stockholder’s
	Common Stock		Preferred Stock		Paid in	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Inception, April 13, 2010	0	$0	0	$0	$0	$0	$0

Shares issued to founder for cash at par value	10,000,000	1,000	-	-	-	-	1,000

Net loss for the period ended July 31, 2010						(90,920)	(90,920)

Balance, July 31, 2010	10,000,000	1,000	0	0	0	(90,920)	(89,920)

Shares issued for services	67,083	7	-	-	-	-	7

Shares issued to related party for contract rights	200,000	20	250,000	25	250,000		45

Shares issued to related party under Letter of Interest	250,000	25	200,000	20			45

Shares issued to pay off mortgage and accrued interest	44,348	4			1,510,419		1,510,423

Shares issued to acquire mortgage receivable	120,000	12			3,722,641		3,722,653

Shareholder capital contribution					43,734		43,734

Net loss for the year ended July 31, 2011						(1,258,217)	(1,258,217)

Balance, July 31, 2011	10,681,431	$1,068	450,000	$45	$5,226,794	$(1,349,137)	$3,928,770

The accompanying notes are an integral part of these financial statements.

F-4

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED JULY 31, 2011

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO JULY 31, 2010

FOR THE PERIOD FROM APRIL 13, 2010 (INCEPTION) TO JULY 31, 2011

	Year Ended July 31, 2011	Period from April 13, 2010 (Inception) to July 31, 2010	Period from April 13, 2010 (Inception) to July 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(1,258,217)	$(90,920)	$(1,349,137)
Issuance of stock for services	97	-	97
Loss on foreclosure	1,483,132	-	1,483,132
Adjustments to reconcile net loss to net cash used in operating activities:
Account receivable - other	(3,143)	-	(3,143)
Accrued interest receivable	(343,824)	-	(343,824)
Accrued interest payable – related party	-	13,746	13,746
Accrued expenses	55,807	16,195	72,002
Cash flows used in operating activities	(66,148)	(60,979)	(127,127)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash paid to acquire mortgage receivable	(700)	-	(700)
Issuance of common stock to founder for cash	-	1,000	1,000
Proceeds from related party loan	40,000	60,000	100,000
Shareholder capital contribution	43,734	-	43,734
Increase in deposits	(15,000)	-	(15,000)
Cash flows from financing activities	68,034	61,000	129,034

NET INCREASE IN CASH	1,886	21	1,907

CASH, BEGINNING OF PERIOD	21	0	0

CASH, END OF PERIOD	$1,907	$21	$1,907

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Land acquired through assumption of mortgage payable plus related accrued interest	$1,494,077	$1,494,077	$1,494,077
Issuance of stock to pay off mortgage and accrued interest	$1,510,423	$-	$-
Issuance of stock to acquire mortgage receivable	$3,722,653	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 1 – NATURE OF OPERATIONS

Ameri Metro, Inc. (“Ameri Metro” and the “Company”) was formed to engage primarily in high-speed rail for passenger and freight transportation and related transportation projects. The Company initially intends to develop a Midwest high-speed rail system for passengers and freight. Currently the Company is engaged in raising capital and entering into relationships in furtherance of its planned activities.

On December 1, 2010, the Company formed a wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. (GTI). GTI was incorporated in the state of Delaware and was authorized to issue 100,000,000 shares of common stock with a par value of $.0001 and 20,000,000 shares of preferred stock with $.0001 stated value. GTI was formed to engage primarily in the construction of high-speed rail for passenger and freight transportation and related transportation projects for the Company.

Ameri Metro, Inc. and Global Transportation & Infrastructure, Inc. are referred to collectively as "the Company" in these consolidated financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements present the financial position, results of operations and cash flows for Ameri Metro, Inc. and its wholly-owned subsidiary, Global Transportation & Infrastructure, Inc. Intercompany transactions and balances have been eliminated in consolidation.

The financial position, results of operations and cash flows as of, and for the period ended, July 31, 2011 include only the results of operations for AMI as GTI was not formed until December 1, 2010, and was inactive for the period from December 1, 2010 to July 31, 2011.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies. A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, and there has been no significant revenues there from.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a July 31 fiscal year end.

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, accrued expenses, and a loan payable to a related party. The carrying amounts of these financial instruments approximate fair value due either to length of maturity or interest rates that approximate prevailing rates unless otherwise disclosed in these financial statements.

F-6

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Management bases its estimates on historical experience and on other assumptions considered to be reasonable under the circumstances. However, actual results may differ from the estimates.

Reclassifications

Certain amounts in the prior-year financial statements have been reclassified for comparative purposes to conform with the presentation in the current period statements.

Revenue Recognition

The Company has yet to realize significant revenues from operations and is still in the development stage.  The Company recognizes revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is collection is reasonably assured.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of November 30, 2011, there have been no interest or penalties incurred on income taxes.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of July 31, 2011.

F-7

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during the periods shown.

Stock-Based Compensation

The Company accounts for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation – Stock Compensation which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered. There has been no stock-based compensation issued to employees.

The Company follows ASC Topic 505-50, formerly EITF 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” for stock options and warrants issued to consultants and other non-employees.  In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to the Company are accounted for based upon the fair value of the services provided or the estimated fair market value of the option or warrant, whichever can be more clearly determined.   There has been no stock-based compensation issued to non-employees.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 – LAND

On June 24, 2010, the Company acquired approximately 50 acres of vacant land located in Cumberland County, Pennsylvania from a related party.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet.

NOTE 4 – MORTGAGE RECEIVABLE

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash. The mortgage receivable had an outstanding principal balance due at the date of acquisition of $3,723,353. The Mortgage is secured by real property located in the state of Pennsylvania, bears interest at 10.5%. Full payment is due in January 2013; instalment payments are due per a schedule if and when parcels are sold prior to January 2013. Interest income accrued for the year ended July 31, 2011 was $343,824. No interest was received.

F-8

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 5 – RELATED PARTY TRANSACTIONS

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.

On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company. Penndel took the deed in lieu of foreclosing on the original mortgagee. The mortgage carries an interest rate of 12%. The mortgage requires payment in full on December 15, 2010. The transaction was accounted for as an asset acquisition.

The land acquisition was recorded as follows:

Description	Amount
Land	$1,494,077
Mortgage payable	(1,130,000)
Accrued interest payable	(364,077)
Total	$0

The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

The Company took the deed from Rama Development LLC by deed in lieu of foreclosure. Rama Development LLC’s other lender foreclosed on the property without proper notice to the Company and due process. Management believes the foreclosure is erroneous.

As a result of the foreclosure of the real estate during the year ended July 31, 2011, land in the amount of $1,494,077 and related accrued real estate taxes of $10,945 were removed from the balance sheet, and a foreclosure loss of $1,483,132 was reported.

As discussed in Note 4, on September 3, 2010 AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

As discussed in Note 11, on December 1, 2010 a related party assigned contract rights related to a construction agreement with Alabama Toll Facilities, Inc. to the Company. In connection with this assignment, the Company issued 200,000 shares of common stock and 250,000 shares of preferred stock to the related party as consideration for exclusive contract rights.

As discussed in Note 11, on July 15, 2011 the Company entered into a letter of interest with a related party in exchange for 250,000 shares of common stock and 200,000 shares of preferred stock of the Company.

During the year, the Company recorded revenues totalling $4,574 for consulting fees from related parties.

NOTE 6 – LOAN PAYABLE – RELATED PARTY

A related party loaned funds to the Company to pay certain expenses. The loan is unsecured, non-interest bearing, and has no specific terms of repayment.

F-9

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 7 – MORTGAGE PAYABLE – RELATED PARTY

On June 24, 2010, Penndel Land Company (a related party through common ownership) transferred certain real estate located in Cumberland County, Pennsylvania along with a mortgage it held on the property and related accrued interest to the Company. Penndel took the deed in lieu of foreclosing on the original mortgagee. The mortgage carries an interest rate of 12%. The mortgage requires payment in full on December 15, 2010. Interest expense for the period ended July 31, 2010 was $13,746. No interest was paid. The mortgage payable and accrued interest were paid in full in August 2010 by the issuance of 44,348 common shares.

NOTE 8 – STOCKHOLDER’S EQUITY (DEFICIT)

AMI was incorporated on April 13, 2010 in Delaware with authorized capital of 1,500 shares of common stock with no stated par value. On April 30, 2010 the Company amended its Certificate of Incorporation to authorize 100,000,000 shares of common stock with a par value of .0001 per share and 20,000,000 of preferred stock with a par value of .0001 per share.

On June 2, 2010, 10,000,000 shares were issued to the founder at par value for cash of $1,000.

During the current fiscal year, the Company issued 67,083 shares of common stock for administrative services rendered to facilitate the formation of the Company.

On August 7, 2010, the Company issued 44,348 common shares to Penndel Land Company, a related party, as full payment on the $1,130,000 mortgage note payable and the $380,423 accrued interest payable.

On September 3, 2010, AMI acquired a security interest in a mortgage note receivable from a related party in exchange for 120,000 shares of AMI Company stock and $700 cash.

On July 22, 2011, AMI issued 200,000 shares of common stock and 250,000 shares of preferred stock to a related party as consideration for exclusive contract rights.

On July 22, 2011, the Company issued 250,000 shares of common stock and 200,000 shares of preferred stock under a letter of interest with a related party.

During the year ended July 31, 2011 a shareholder contributed $43,734 in cash as contributed capital.

NOTE 9 – LIQUIDITY AND GOING CONCERN

The Company has negative working capital, has incurred losses since inception, and has not yet received significant revenues from sales of products or services. The ability of Ameri Metro to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.

Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

F-10

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 10 – INCOME TAXES

For the period ended July 31, 2010, the Company has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $1,349,000 at July 31, 2011, and will expire beginning in the year 2030.

The provision for Federal income tax consists of the following:

	July 31, 2011	July 31, 2010
Refundable Federal income tax attributable to:
Current Operations	$428,000	$31,000
Less: valuation allowance	(428,000)	(31,000)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	July 31, 2011	July 31, 2010
Deferred tax asset attributable to:
Net operating loss carryover	$459,000	$31,000
Valuation allowance	(459,000)	(31,000)
Net deferred tax asset	$0	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, the net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In July 2011, the Company entered into a lease agreement for the rental of office space. The terms of the agreement are month-to-month. Rental expense for the year ended July 31, 2011 was $500.

AMI entered into a joint venture on April 14, 2010 with Penndel Land Company (Penndel), a related party entity primarily owned by the Company’s Chief Executive Officer, whereby Penndel will be AMI's exclusive land developer, provider of financial services in connection with raising capital for the land development and provider of all requisite technology for the land development. As part of this joint venture, Penndel will receive a percentage of each class of shares in AMI in exchange for $10,000,000 of consulting services.

AMI entered into a contract on June 10, 2010 for the acquisition of the patents, rights, titles, and business of Damar Corporation LLC, the inventor/developer/manufacturer of Damar TruckDeck. The Damar TruckDeck is a flexible truck deck storage and organization system with an integrated frame allowing the cargo deck to be used as a hauling surface.

AMI shall receive all rights and title to the patents, the TruckDeck system, and all related assets for a purchase price of $750,000 payable as $500,000 cash and the remaining $250,000 payable in the form of 7,500 shares of AMI’s common stock. The cash portion is payable within 90 days of the successful completion of the registration as a publically traded company pursuant to the Securities Act of 1933.

F-11

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 11 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

In addition, royalty payments equal to $2.50 for each unit sold from the items arising from the patent, including the Damar TruckDeck, for a period of five years. After five years, the parties will renegotiate the terms of the agreement. If no agreement can be reached, then the parties agree to extend the royalty payments for one additional year after which time all royalty payments will terminate.

AMI has agreed to issue to its securities attorney 500,000 common shares at par value for services rendered after its initial registration statement has gone effective.

On October 30, 2010, AMI entered into an agreement with High Speed Rail Facilities, Inc. Under the terms of the agreement, AMI will act as an agent and representative of High Speed Rail Facilities, Inc. to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of high speed rail and related activities. High Speed Rail Facilities, Inc. will be responsible for accepting, holding, administering, investing and disbursing funds obtained in connection with activities discussed above. The consulting fee will be 1.5 percent of the master bond indenture of $15 billion dollars.

In November 2011, AMI entered into agreements with High Speed Rail Facilities, Inc. and High Speed Rail Facilities Provider, Inc. to provide construction services and advisory services.

In July 2011, the Company signed a letter of intent with HSR Technologies, Inc. that HSR Technologies will provide to the Company exclusive use of DMU rail technologies and use of its know-how for manufacturing of train sets meeting the 49 CFR Part 238 compliant DMU in current revenue service that meets or exceeds new Federal Rail Administration (FRA) and American Public Transportation Association (APTA) structural safety specifications. The Company will pay HSR Technologies, Inc. a nonrefundable deposit of 250,000 common shares and 200,000 of preferred shares of the Company and sum of $25,000,000 cash 60 days after the Company becomes a listed company.

Additionally on December 1, 2010, Penndel Land Company (a related Party) assigned the contract rights related to a construction agreement entered into with Alabama Toll Facilities, Inc. No consideration was given in relation to the assignment of the contract rights. Under the terms of the agreement, GTI will provide development and construction services. GTI will also act as an agent and representative to take actions necessary to secure the first and future phases of the financing applicable to the design, planning, engineering and related soft and hard costs of the construction of a toll road in the state of Alabama and related activities. The face amount of the contract is $6 billion at cost plus 30 percent, plus 2 percent over the adjustment for the increase in inflation, but not less than such amount that will result in a profit of $1.8 billion. In addition, GTI will receive a fee of 2 percent of the funds generated through financing it secures for the project.

The Company reached an agreement with Penndel Land Company for consideration, which included a non-recourse payment from the Company to Penndel of 250,000 shares of preferred shares and 200,000 shares of common shares transferred to Penndel to be held in escrow with HSRF Trust until such time as the Company becomes listed. The Company is to pay sum of $6,000 trust administrative service fee to HSRF Trust. Ninety (90) days after the Company becomes listed, the Company will pay the initial sum of forty million dollars to Penndel and 250,000 shares of preferred shares and 200,000 shares of common shares will be released to Penndel. The further consideration (per phase) is to be paid as follows:

F-12

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 11 – COMMITMENTS AND CONTINGENCIES (CONTINUED)

Payment to Penndel of two dollars and 13/100 ($2.13) per square foot of the right-of-way for construction of the roadway and for over pass air rights. Payment to Penndel of a sum equal to one dollar and 25/100 ($1.25) per square foot by one foot in height and sixty-nine cents ($0.69) per foot of height thereafter.

In the same agreement, the Company also secured additional construction contract for future phases adding an $8 billion dollar contract at cost plus 30 percent, plus 2 percent over the adjustment for the increase in inflation, but not less than such amount that will result in an additional profit of $2.4 billion. In addition GTI will receive a fee of 2 percent of the funds generated through financing it secures for the project.

In February 2011, the Company issued an offer letter to purchase a rebar plant for cash of $4,750,000 and an option to purchase management services to support the operations of the plant.

On March 1, 2011, the Company entered into a three month agreement with Transportation Economics & Management Systems, Inc. (TEMS) regarding consulting services in relation to the development of high-speed rail and other transportation projects by the Company. The agreement was subsequently extended until March 1, 2012. Compensation for services under the agreement may not exceed $135,408 unless otherwise authorized by a supplemental agreement.

In July 2011, the Company agreed to sell concession rights to build and operate development of Port Ostia, Port of De Claudius and KSJM airport. The Company also signed a letter of intent that calls for Port of Ostia to pay to the Company for concession rights the sum of $150,000,000, Port De Claudius to pay the Company $100,000,000, and KSJM airport to pay the Company $150,000,000.

The Company advanced $449 to each of seven new entities to cover the costs of obtaining Certificates of Incorporation for these entities. This amount is reflected as another receivable on the Company’s balance sheet. These entities are expected to perform various services related to future projects of the Company.

NOTE 12 – SUBSEQUENT EVENTS

In September 2011, agreements were reached with Port Ostia, Inc., Port De Claudius, Inc. and KSJM Airport, Inc. having the effective date of July 2011 that calls for a closing date on or before Sept 2013. Under the agreements, the Company agreed to pay $449.00 for undiluted 25% ownership interests in Port Ostia, Inc., Port De Claudius, Inc. and KSJM Airport, Inc. In addition to ownership interest, the Company is accepting and reserving onto itself rights to be the on and off site horizontal and vertical construction contractor. Company and buyers agree that the Company is to perform services at cost plus 30% plus 2 percent over the adjustment for the increase in inflation.

In September 2011, Port of Ostia Inc. and Port De Claudius, Inc. signed a letter of intent with ISS Marine Services, Inc., a Division of Inchcape Shipping, an international company, as supplier for directing merchant marine traffic to Port De Claudius and air-cargo/merchant marine traffic to Port of Ostia.

Subsequent to July 31, 2011, the Company sold 500,000 shares of common stock for total proceeds of $98,650.

F-13

AMERI METRO, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2011

NOTE 12 – SUBSEQUENT EVENTS (CONTINUED)

In accordance with ASC 855-10, the Company has analyzed its operations subsequent to November 30, 2011 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than those described above.

F-14

AMERI METRO, INC.

Until [_______________], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

32

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$
State filing fees	$
Edgarizing fees	$
Transfer agent fees	$
Accounting fee	$
Legal fees	$
Printing	$

Item 14. Indemnification of Directors and Officers

The Company's Articles of Incorporation, By-Laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company, if the person is not ultimately adjudged liable to the Company for misconduct in the action. Generally, no indemnification may be made where the person has been determined to have intentionally, fraudulently or knowingly violated the law.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

Since inception, the Company has issued 14,167,431 shares of common stock which are currently outstanding.

Yellowwood Acquisition Corporation issued 20,000,000 shares on its formation in September 2011 of which 19,500,000 were redeemed.

In June 2012, Yellowwood Acquisition Corporation issued 1,000,000 shares as part of a change in control of Yellowwood.

The following shares were issued by Ameri Metro, Inc. prior to the merger of Ameri Metro into Yellowwood Acquisition Corporation which subsequently changed its name to Ameri Metro, Inc.

On June 2, 2010, Ameri Metro issued an aggregate of 10,000,000 shares of common stock to the founder and chief executive officer of Ameri Metro, Mr. Shah Mathias. Such shares of Ameri Metro were issued to Mr. Mathias pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

Ameri Metro has also issued the following securities since its inception. Such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as follows:

In August , 2010, Ameri Metro issued 44,348 common shares to Penndel Land Company, a related party, as full payment on the $1,130,000 mortgage note payable and the $380,423 accrued interest payable.

In September, 2010, Ameri Metro issued 120,000 shares of common stock in exchange for a security interest in a mortgage note receivable from a related party.

In July 2011, Ameri Metro issued 30,000 shares of its common stock to US Railcar Company.

33

In July 2011, Ameri Metro issued 67,083 shares of common stock for administrative services rendered to facilitate the formation of Ameri Metro.

In July 2011, Ameri Metro issued 200,000 shares of common stock and 250,000 shares of preferred stock to a related party as consideration for exclusive contract rights.

In July 2011, Ameri Metro issued 250,000 shares of common stock and 200,000 shares of preferred stock under a letter of interest with a related party.

In October 2011, Ameri Metro issued an aggregate of 10,000 shares of its common stock to two individuals for services rendered to Ameri Metro.

From August, 2011 to December 2011, Ameri Metro issued 500,000 shares of common stock pursuant to an exemption from registration as a transaction by an issuer not involving any public offering, 500,000 shares of its common stock to approximately 51 shareholders, 16 of whom are accredited investors, for an aggregate sales price of $98,650.

In March 2012, Ameri Metro issued 700,000 shares of its common stock to the directors of Ameri Metro.

From March 2012 to April 2012, Ameri Metro issued 144,000 shares of its common stock to consultants, professionals and others for services performed for Ameri Metro.

In April 2012, Ameri Metro issued 100,000 shares of its common stock to HSR Technologies, Inc.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1*	Articles of Incorporation
3.2 *	By-laws
3.3	Amendment to articles of incorporation
5.1**	Opinion of Counsel on legality of securities being registered
10.1*	Master Indenture Agreement of Alabama Toll Facilities, Inc.
10.2*	Master Indenture Agreement of Hi Speed Rail Facilities, Inc.
10.3*	Master Indenture Agreement of Hi Speed Rail Facilities Provider, Inc.
10.4**	Form of subscription agreement for sale of the shares
10.5	Agreement between Penndel and ATFI
10.6	Assignment of rights to construction agreement with ATFI
10.7	Assignment of Security Interest by Jewell Partnership
10.8	Agreement with Damar
10.9	Lease Agreement

21.1	Subsidiary list
23.1	Consent of Accountants
23.2** Consent of Attorney (as part of Exhibit 5.0)

____________________

* Previously filed December 13, 2010, file no. 333-171132

** To be filed

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

34

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:

i Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

35

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of York, Pennsylvania on June 15, 2012.

AMERI METRO, INC.

/s/ Shah Mathias
Title: Chief Executive Officer
(Principal executive officer)

/s/ Naresh Mirchandani
Title: Chief Financial Officer
(Principal financial and accounting officer)

Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Shah Mathias	Director	June 15, 2012

/s/ James Becker	Director

/s/ Naresh Mirchandani	Director	June 15, 2012

/s/ Shahjahan C. Mathias	Director	June 15, 2012

/s/ Donald E. (“Nick”) Williams, Jr.	Director

/s/ Sohual Matthias	Director	June 15, 2012

Steve Trout	Director	June 15, 2012

Michael W. Lasky	Director

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